QuickLinks -- Click here to rapidly navigate through this document

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 2004

REGISTRATION NO. 333-111153

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST METROPLEX CAPITAL, INC.
(Name of small business issuer in its charter)

TEXAS (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	71-0919962 (I.R.S. Employer Identification Number)

16000 Dallas Parkway
Dallas, Texas 75248
(972) 720-9000
(Address and telephone number of principal executive offices and principal place of business)

PATRICK G. ADAMS
First Metroplex Capital, Inc.
15950 Dallas Parkway, Suite 525
Dallas, Texas 75248
(972) 720-9000
(Name, address and telephone number of agent for service)

Copies to:
PETER G. WEINSTOCK Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 2900 Dallas, Texas 75202-2799 (214) 855-4746 pweinstock@jenkens.com	GEOFFREY S. KAY Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 2900 Dallas, Texas 75202-2799 (214) 855-4158 gkay@jenkens.com

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee (6)

Shares of common stock, $0.01 par value	1,400,000	$10.00	$14,000,000	$1,132.60

Rights to purchase shares of common stock	280,000(2)	$12.50	(3)	$0(3)

Shares of common stock, $0.01 par value	280,000	$12.50(4)	$3,500,000	$283.15

Rights to purchase shares of common stock	100,000(5)	$10.00	(3)	$0(3)

Shares of common stock, $0.01 par value	100,000	$10.00(4)	$1,000,000	$80.90

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2)
Warrants to purchase an aggregate of up to 280,000 shares of common stock at an exercise price of $12.50 per share will be issued to the initial shareholders of the registrant in connection with this offering.
(3)
Pursuant to Rule 457(g), no separate registration fee is required for the rights.
(4)
Represents the exercise price per share for each warrant.
(5)
Warrants to purchase an aggregate of up to 100,000 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers of the registrant in connection with this offering.
(6)
Fee previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 24, 2004

FIRST METROPLEX CAPITAL, INC.
A proposed bank holding company for

T BANK, N.A.
(In Organization)

COMMON STOCK UP TO 1,400,000 SHARES

        We are offering for sale a minimum of 1,100,000 and a maximum of 1,400,000 shares of our common stock at a price of $10.00 per share to raise the money to organize T Bank, N.A., a new national bank in organization to be headquartered in the Addison/North Dallas area. We will be the holding company and sole shareholder of T Bank, N.A. after it is organized, which is expected to be by the end of the second quarter of 2004. Prior to this offering, we have not conducted active business operations and have issued no shares. Upon issuance we have no current plans to list our shares on any national stock exchange although we expect to have at least one company making a market in our shares.

        To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. In addition to any shares that you purchase in the offering, after T Bank opens for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that T Bank opens for business.

        We will offer and sell the common stock on a best-efforts basis through Patrick Adams, our President and Chief Executive Officer, who will serve as our designated officer for purposes of this offering. We may also utilize other executive officers and organizers to offer and sell our common stock, subject to compliance with applicable federal and state securities laws. None of Mr. Adams, any other executive officer or any other organizer will receive any commission or other compensation in connection with the offering. The organizers intend to subscribe for an aggregate of 230,000 shares of the common stock sold in this offering.

        The offering is expected to end on June 30, 2004. However, we may, in our sole discretion, end the offering prior to June 30, 2004 or extend it for additional periods, but not beyond February 28, 2005. We reserve the right to reject, in whole or in part, any subscription for shares of our stock.

        All subscription funds will be held in an escrow account at TIB The Independent BankersBank, Irving, Texas, which will act as the escrow agent. The escrow agent will hold the subscription funds until we accept subscriptions for at least 1,100,000 shares and notify the escrow agent that we have received all required regulatory approvals to organize T Bank. If we are unable to sell at least 1,100,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors. We will be unable to use any subscription funds until they are released from escrow. Any interest earned on the subscription funds held in escrow will be retained by First Metroplex Capital.

        Our organizers are advancing to us the funds necessary to cover the expenses incurred in connection with the organization of First Metroplex Capital and T Bank. In exchange for undertaking this obligation, after T Bank opens for business, each organizer will receive, in addition to any shareholder warrants to which he may be entitled, one warrant for every $20.00 advanced by the organizer. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised at any time within 10 years of the date that T Bank opens for business.

  Our common stock is not a deposit or a bank account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. Our common stock is subject to investment risk, including possible loss of principal.

  An investment in our common stock involves risks, and you should not invest in this offering unless you can afford to lose all of your investment. We have described what we believe are the material risks of this investment in the section titled "Risk factors" beginning on page 7.

  The common stock offered by this prospectus has not been approved or disapproved, and the completeness and accuracy of the disclosures in this prospectus have not been passed upon by, the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other regulatory body. Any representation to the contrary is a criminal offense.

        The following table summarizes the minimum and maximum proceeds that we expect to receive from the offering.

	Per Share	Total minimum	Total maximum

Subscription price	$10.00	$11,000,000	$14,000,000

Underwriting fees and commissions	—	—	—

Proceeds to First Metroplex Capital(1)	$10.00	$11,000,000	$14,000,000

(1)
Before deducting organizational and other pre-opening expenses, consisting of, among others, legal and accounting fees, and printing, distribution and marketing expenses, estimated to total approximately $1.4 million. These expenses are being funded by First Metroplex Capital from advances made by our organizers. The advances will be repaid from the proceeds of the offering unless we are unable to sell at least 1,100,000 shares of common stock or fail to receive all regulatory approvals required to organize T Bank, in which case our organizers will bear the risk of loss with respect to any advances made to First Metroplex Capital.

The date of this prospectus is March 24, 2004.

HOW TO SUBSCRIBE

  Persons desiring to subscribe for shares of our common stock must complete the subscription agreement enclosed with this prospectus. No person may purchase, directly or indirectly, more than 25,000 shares of our common stock unless we waive this requirement. To participate in the offering, you must subscribe for the purchase of at least 250 shares. We reserve the right to accept or reject, in whole or in part, in our sole discretion, any subscription for shares of our common stock. We also reserve the right to accept a subscription that is less than the minimum subscription amount or greater than the maximum subscription amount.

  Completed subscription agreements should be mailed or hand delivered to:

  Patrick Adams
  First Metroplex Capital, Inc.
  15950 Dallas Parkway, Suite 525
  Dallas, Texas 75248

  The subscription agreement must be accompanied by full payment for the shares of common stock for which the prospective investor has subscribed. Checks should be made payable to "TIB The Independent BankersBank—Escrow Account for First Metroplex Capital, Inc."

  YOUR SUBSCRIPTION WILL BECOME IRREVOCABLE WHEN WE RECEIVE YOUR SUBSCRIPTION AGREEMENT. We will promptly notify you by written confirmation upon acceptance of your subscription. Subscription payments attributable to rejected subscriptions will be refunded promptly.

SUMMARY

        The information that follows highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. For a more complete understanding of the offering, we urge you to read this entire prospectus carefully.

First Metroplex Capital and T Bank, N.A.

        We are a Texas corporation that was incorporated on December 23, 2002 to organize and serve as the holding company for T Bank, N.A., a national bank in organization. T Bank will be a full service commercial bank headquartered in the Addison/North Dallas area and will initially serve North Dallas, Addison, Plano, Frisco and the neighboring communities. T Bank intends to offer a broad range of commercial and consumer banking services to small and medium-sized businesses, professionals and individuals who we believe will be particularly responsive to the style of service which T Bank intends to provide to its customers. We believe that local ownership and control will allow T Bank to serve customers more efficiently and effectively and will aid in our growth and success. T Bank intends to compete on the basis of the quality and variety of its services and products, and by providing such services through an attentive and highly-trained staff and the efficient use of technology.

        T Bank's and our principal business office will be located at 16000 Dallas Parkway, Dallas, Texas. T Bank will also operate another full-service banking office at 8100 North Dallas Parkway, located at the intersection of North Dallas Parkway and U.S. Highway 121, to serve the expanding Plano-Frisco-Lewisville markets. Organizational activities are being conducted from 15950 Dallas Parkway, Suite 525, Dallas, Texas 75287 (Tel: (972) 720-9000).

        To date, our sole operations have been directed toward preparing and filing applications with various bank regulatory authorities for permission to organize a national bank and a bank holding company, and taking all other actions necessary to organize and charter T Bank, including those related to raising capital as a result of this offering. On September 4, 2003, we filed an application with the Office of the Comptroller of the Currency to organize a new national bank in the Addison/North Dallas and Plano/Frisco areas and with the Federal Deposit Insurance Corporation (FDIC) for federal deposit insurance. Each of these applications is pending. We also intend to file an application with the Federal Reserve Bank of Dallas to become a bank holding company by acquiring all of the capital stock of T Bank. While approval of our regulatory applications is not assured, we have no reason to believe that these approvals will not be forthcoming.

        We anticipate that T Bank will receive preliminary approval as a bank in organization in the first quarter of 2004, but T Bank does not anticipate the commencement of banking operations until the end of the second quarter of 2004. During the period between preliminary approval and the commencement of banking operations, we will be engaged in raising the capital necessary to open T Bank. In addition, T Bank will be engaged in such activities as the build-out of its banking offices, the recruitment and training of staff, preliminary marketing, and the installation of its computer system and operating software. We would not expect to receive final approval before the completion of the offering and a satisfactory pre-opening examination. We cannot assure you, however, that T Bank will be able to open for business when anticipated.

Management

        Our organizers and the men who are proposed to become our initial board of directors are engaged in a broad range of commercial, professional and community-oriented activities and have strong professional and personal ties to our banking market. T Bank will draw upon their knowledge of the business community in the development of its business. The senior-most members of T Bank's management team each have extensive banking experience in the Dallas metropolitan banking market and elsewhere in Texas. The organizers possess a wide spectrum of banking and business experience and were carefully chosen, taking into account personal and professional strengths, contacts and reputation. The organizers will each be expected to attract clients through their own personal and professional networks.

Why we are organizing a new bank

        Our proposed banking market consists of two segments: the Addison/North Dallas area, where our main office will be located, and the Plano/Frisco area, where our branch office will be located. We believe that this banking market represents a diverse market with a growing population and economy. We also believe that the community will enthusiastically welcome and support a new locally owned and operated community bank. As a community bank, T Bank will be designed to serve the needs of the residents and small- to medium-sized businesses within our banking market.

        The Addison/North Dallas area has experienced substantial population growth over the last decade and is projected to continue to grow at a rate of approximately 17% over the next five years. Likewise, the Plano/Frisco sector is expected to experience population growth of approximately 37% over the next five years. In addition to the population growth, the residents of the Addison/North Dallas area are expected to enjoy an increase of approximately 23% in per capita income over the next five years while the combined household income of Plano/Frisco residents is expected to reach more than $102,000 over the same period. Finally, in both areas, the median price of a single-family home is expected to increase by approximately 20% between 2003 and 2008. All of the projected growth rates shown above are based on forecasts developed by ESRI Business Information Systems. Through our strategically located banking offices, we believe that we will be able to capitalize on the opportunities expected to develop in these markets.

        Although we would compete with a number of other financial institutions, the majority of assets in our banking market are held in financial institutions that are not locally owned and operated. By creating a locally-owned and locally-managed bank that is sensitive and responsive to the needs of the community, we believe that there is an opportunity for T Bank to acquire significant market share by offering an alternative to the less personal service that we believe is offered by many larger banks.

        We recognize that most of our competitors have substantially greater resources and lending limits than T Bank will have and provide other services, such as extensive and established branch networks and trust services, that T Bank does not expect to provide initially. As a result of these competitive factors, T Bank may have to pay higher interest rates to attract depositors or extend credit with lower rates to attract borrowers.

Executive officers, directors and organizers

        Our management team is led by Patrick Adams, the president and chief executive officer of First Metroplex Capital and the proposed president and chief executive officer of T Bank. Mr. Adams has approximately 20 years of banking experience and over 15 years of community banking experience in the Dallas area. During his banking career, Mr. Adams has served in numerous executive officer capacities, including as President of Eagle National Bank, Senior Vice President of First State Bank of Texas, Senior Vice President/Chief Financial Officer of Addison National Bank, Executive Vice President/Chief Financial Officer of Bent Tree National Bank, Executive Vice President/Chief Financial Officer of Highland Park National Bank and Senior Vice President/Controller of Interfirst Bank, N.A.

        J. Christopher Newtown and Sue Higgs are also members of our management team. Mr. Newtown is a proposed loan officer of T Bank, and Ms. Higgs is the proposed cashier of T Bank. Mr. Newtown has been in banking for more than thirty years, with more than 25 years of experience with community banks in Texas. Ms. Higgs has more than 32 years of banking experience, all of which have been with community banks in the Dallas area. T Bank expects to also hire other experienced lending officers, including a chief credit officer, prior to the date the bank opens for business

        Our board of directors consists of the following eighteen individuals:

• Patrick Adams	• David Carstens	• Eric Langford	• Anthony Pusateri
• Stanley Allred	• Ron Denheyer	• Steven M. Lugar	• James Rose
• Dan Basso	• Mark Foglietta	• Charles M. Mapes, III	• Gordon R. Youngblood
• Frankie Basso	• Frank Hundley	• Thomas McDougal, DDS
• Darrell Cain	• Hunter Hunt	• Daniel Meyer

        Our directors, organizers and executive officers are experienced bankers or local business and community leaders. We believe that their business experience and relationships will enable them to assist T Bank in developing and maintaining a loyal customer base. We expect that these individuals will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community.

        Our directors and organizers intend to purchase an aggregate of approximately 311,000 shares of the common stock offered by this prospectus. These shares represent approximately 28.18% of the minimum and 22.14% of the maximum number of shares to be sold in the offering. However, the organizers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to organize T Bank.

Warrants

        Our organizers are advancing to First Metroplex Capital the funds necessary to cover the expenses incurred in connection with the organization of First Metroplex Capital and T Bank. These organizational and other pre-opening expenses are expected to total approximately $1.4 million and are described more fully in the section titled "Use of Proceeds—Organizational expenses," beginning on page 14. In the event that T Bank does not open, our organizers will bear the risk of loss with respect to those advances. In recognition of the financial risks undertaken by our organizers, after T Bank opens for business, each organizer will receive warrants to purchase shares of our common stock. The total number of warrants allocated to an organizer will be equal to one warrant for every $20.00 advanced by the organizer. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within 10 years of the date that T Bank opens for business. Because each of our organizers is advancing $100,000 to First Metroplex Capital during the organizational process, we expect to issue, in the aggregate, a total of 80,000 warrants to our organizers.

        We also recognize that our initial shareholders will be accepting additional financial risk in investing in First Metroplex Capital from inception. Accordingly, after T Bank opens for business, we will issue to each initial shareholder warrants to purchase one share of common stock for every five shares of common stock that he or she purchases in the offering. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that T Bank opens for business. If we sell 1,100,000 shares in this offering, the minimum offering amount, we will issue, in the aggregate, approximately 220,000 warrants to our initial shareholders. If we sell 1,400,000 shares in this offering, the maximum offering amount, we will issue, in the aggregate, approximately 280,000 warrants to our initial shareholders.

        Organizer and initial shareholder warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchase shares of our common stock at a price that is less than the then current market value.

Stock options

        We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our executive officers and other individuals employed by us. The plan will have a term of 10 years. The board of directors will reserve 260,000 shares for issuance to our executive officers under the stock incentive plan. When T Bank opens for business, we intend to issue options to purchase 90,000 shares of common stock to Patrick Adams, options to purchase 25,000 shares of common stock to J. Christopher Newtown and options to purchase 10,000 shares of common stock to Sue Higgs. In addition, we would expect to issue options to purchase 25,000 shares of common stock to the person who is hired as chief credit officer of T Bank. We expect all of these options to be incentive stock options. The remainder of the options under the stock incentive plan would be available for issuance to current and prospective executive officers and employees of First Metroplex Capital or the Bank in the discretion of our board of directors.

Products and services

        T Bank will focus on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. T Bank will emphasize personalized banking services to small- to medium-sized businesses, independent single-family residential and commercial contractors and consumers. Lending services will include consumer loans and commercial loans to small- to medium-sized businesses and professional concerns. T Bank will offer a broad array of deposit services including demand deposits, regular savings accounts, money market accounts, certificates of deposit and individual retirement accounts. For the convenience of its customers, T Bank will also offer credit and debit cards, automatic transfers, travelers' checks, domestic and foreign wire transfers, cashier's checks and personalized checks. These services are expected to be provided through a variety of delivery systems including night depositories, automated teller machines, private banking, telephone banking and Internet banking.

Philosophy and strategy

        T Bank will operate as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish T Bank from its competitors.

        To carry out our philosophy, our business strategy will involve the following:

  •
  Capitalizing on the diverse community involvement, professional expertise and personal and business contacts of our directors and executive officers;

  •
  Hiring and retaining experienced and qualified banking personnel;

  •
  Providing individualized attention with consistent, local decision-making authority;

  •
  Utilizing technology and strategic outsourcing to provide a broad array of convenient products and services;

  •
  Operating from highly visible and accessible banking offices in close proximity to a concentration of targeted commercial businesses and professionals;

  •
  Attracting our initial customer base by offering competitive interest rates on our deposit accounts;

  •
  Encouraging our initial shareholders to become customers by offering additional incentives; and

  •
  Implementing a strong marketing program.

Terms of the offering

        We are offering for sale a minimum of 1,100,000 and a maximum of 1,400,000 shares of our common stock at an offering price of $10.00 per share. The number of shares offered does not include shares issuable upon the exercise of warrants that we will issue to our organizers and initial shareholders or upon the exercise of stock options that may be issued under our stock incentive plan. See "Description of Capital Stock—Warrants," beginning on page 34 and "Management—Executive compensation—Stock incentive plan," beginning on page 29.

        To participate in the offering, you must subscribe to purchase at least 250 shares. The offering price will be payable at the time that the subscription is made. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts. We also reserve the right to reject, in whole or in part, any subscription for shares of our common stock. In addition to any shares that you purchase in the offering, after T Bank opens for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that T Bank opens for business. See "Description of Capital Stock—Warrants," beginning on page 34.

        We will offer and sell the common stock on a best-efforts basis through Patrick Adams, our President and Chief Executive Officer, who will serve as our designated officer for purposes of this offering. We may also utilize other executive officers and organizers to offer and sell our common stock, subject to compliance with applicable federal and state securities laws. None of Mr. Adams, any other executive officer or any other organizer will receive any commissions or other compensation in connection with these activities, including for soliciting sales of our common stock in the offering. However, we will reimburse reasonable out-of-pocket expenses incurred by these persons in connection with the offering. See "The Offering—Plan of Distribution," beginning on page 12.

        Because our organizers are advancing to First Metroplex Capital the funds necessary to cover the expenses incurred in connection with the organization of First Metroplex Capital and T Bank, we will also issue warrants to our organizers after T Bank opens for business. The total number of warrants allocated to an organizer will be equal to one warrant for every $20.00 advanced by the organizer. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within 10 years of the date that T Bank opens for business. See "Description of Capital Stock—Warrants," beginning on page 34.

Offering termination date

        We expect the offering to end on June 30, 2004. However, we may elect to extend the offering, in our sole discretion, but not beyond February 28, 2005. In addition, we reserve the right to end the offering at any time before June 30, 2004 if we have received subscriptions for at least 1,100,000 shares if we determine that the total amount of subscriptions will provide adequate capitalization for T Bank after payment of organizational expenses.

How to subscribe

        Each prospective investor who (together with the investor's affiliates) desires to purchase 250 or more shares should do the following:

  •
  Complete, date and sign the subscription agreement that accompanies this prospectus;

  •
  Make a check payable to "TIB The Independent BankersBank—Escrow Account for First Metroplex Capital, Inc." in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed; and

  •
  Deliver the completed subscription agreement and check as follows:

      BY HAND DELIVERY OR FIRST CLASS MAIL:

      Patrick Adams
      First Metroplex Capital, Inc.
      15950 Dallas Parkway, Suite 525
      Dallas, Texas 75248

        When we receive your subscription agreement, it will become binding on you and irrevocable.

Escrow arrangements

        Since we cannot open T Bank until we receive all regulatory approvals required to organize T Bank, all subscription funds will be held in an escrow account at TIB The Independent BankersBank, Irving, Texas, which will act as escrow agent. The escrow agent will hold all subscription funds until we receive subscriptions for at least 1,100,000 shares and notify the escrow agent that we have received all required regulatory approvals to organize the bank. If we are unable to sell at least 1,100,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors.

        All subscription funds will be paid to us to the extent that we accept the subscription agreement. If we reject, in whole or in part, a subscriber's subscription agreement, we will promptly return the subscription funds attributable to the rejected subscription. If we are unable to sell at least 1,100,000 shares of common stock or fail to receive all required regulatory approvals to organize T Bank, the escrow agent will promptly return all subscription funds to investors. Any interest earned on the subscription funds held in escrow will be retained by First Metroplex Capital to defray organizational expenses.

Use of proceeds

        Subject to regulatory approval, we intend to use the proceeds of this offering to capitalize T Bank and to repay the funds advanced by our organizers to cover our organizational and other pre-opening expenses. We expect to utilize at least $9.6 million of the proceeds from the sale of our common stock to capitalize T Bank. T Bank, in turn, will use the proceeds to provide working capital to be used for business purposes, including paying salaries, and for making loans to customers and other investments. We may retain at the holding company level any excess proceeds to use for future working capital needs. See "Use of proceeds," beginning on page 13.

Organizational expenses

        We expect to incur approximately $1.4 million in organizational and other pre-opening expenses. These expenses, which are described more completely in the section titled "Use of proceeds—Organizational expenses," beginning on page 14, are being funded by First Metroplex Capital from advances made by our organizers. The advances will be repaid from the proceeds of the offering unless we are unable to sell at least 1,100,000 shares of common stock or fail to receive all regulatory approvals required to organize T Bank, in which case our organizers will bear the risk of loss with respect to the advances.

RISK FACTORS

        The following paragraphs describe what we believe are the material risks of an investment in our common stock. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk, and you should not invest in our common stock unless you can afford to lose your entire investment. Before making any investment decision, we urge you to carefully read the entire prospectus, including the cautionary statement following these risk factors regarding the use of forward-looking statements.

We must receive regulatory approvals before T Bank may open for business.

To commence operations as a national bank and a bank holding company, respectively, T Bank and First Metroplex Capital must obtain regulatory approvals from the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System. While approval of our regulatory applications is not assured, we have no reason to believe that those approvals will not be forthcoming.

We must satisfy certain conditions following preliminary regulatory approval before T Bank may open for business.

Even if we receive preliminary regulatory approvals of our applications, those approvals will be subject to certain conditions including, among others, that we raise at least $11,000,000 in capital within one year following preliminary approval. We cannot assure you that we will be able to satisfy all of the conditions imposed by the regulators in connection with their approvals. If we fail to satisfy all of these conditions within the applicable time period, our approvals will expire. In addition, if the conditions imposed by the regulatory agencies delay the anticipated date of commencing banking operations, we will incur additional organizational expenses, which will result in additional losses. See "—Any delay in beginning banking operations will result in additional losses," below.

Any delay in beginning banking operations will result in additional losses.

Any delay in opening T Bank for business will increase organizational expenses and postpone realization of potential revenues. This will cause the accumulated deficit from organizational expenses to increase, because we must continue to pay salaries and other operating expenses during this period. We expect, but cannot assure you, that we will receive final regulatory approval and open for business by the end of the second quarter of 2004.

We have no operating history upon which to base an estimate of our future financial performance.

We do not have any operating history on which to base any estimate of our future earning prospects. First Metroplex Capital was only recently formed, and T Bank will not receive final regulatory approval to begin operations until after this offering is completed. Consequently, you will have no historical operating or financial information to help you decide whether to invest in First Metroplex Capital.

We expect to incur losses during our initial years of operations.

At December 31, 2003, we had an accumulated deficit account of $620,566, which represents a portion of the $1.4 million of estimated organizational and other pre-opening expenses. After T Bank opens, our success will depend, in large part, on our ability to address the problems, expenses and delays frequently associated with new financial institutions and the ability to attract and retain deposits and customers for our services. We expect to sustain losses or achieve minimal profitability during our initial years of operations. We cannot assure you that we will ever become profitable. If we are ultimately unsuccessful, you may lose part or all of the value of your investment. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Proposed Business," beginning on pages 15 and 17, respectively.

Failure to implement our business strategies may adversely affect our financial performance.

We have developed a business plan that details the strategies we intend to implement in our efforts to achieve profitable operations. If we cannot implement our business strategies, we will be hampered in our ability to develop business and serve our customers, which, in turn, could have an adverse effect on our financial performance. Even if our business strategies are successfully implemented, we cannot assure you that our strategies will have the favorable impact that we anticipate. Furthermore, while we believe that our business plan is reasonable and that our strategies will enable us to execute our business plan, we have no control over the future occurrence of certain events upon which our business plan and strategies are based, particularly general and local economic conditions that may affect T Bank's loan-to-deposit ratio, total deposits, the rate of deposit growth, cost of funding, the level of earning assets and interest-related revenues and expenses. See "Proposed Business—Business Strategy" on page 19.

Departures of our key personnel or directors may impair our operations.

Our success will depend in large part on the services and efforts of our key personnel and on our ability to attract, motivate and retain highly qualified employees. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy.

In particular, we believe that retaining Patrick Adams, Sue Higgs and J. Christopher Newtown are important to our success. If any of these persons leaves his or her position with T Bank for any reason, our financial condition and results of operations may suffer.

If the services of any of our key personnel should become unavailable for any reason, T Bank would be required to employ other persons to manage and operate T Bank, and we cannot assure you that T Bank would be able to employ qualified persons on terms acceptable to T Bank. If the services of any of our key personnel should become unavailable prior to the time T Bank commences operations, its ability to begin banking operations would likely be adversely affected.

Additionally, our directors' and organizers' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our banking business may suffer. See "Management" on page 23.

We will face intense competition from a variety of competitors.

The banking business in our target banking market and the surrounding areas has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase. See "Proposed Business—Market Opportunities—Competition," beginning on page 18. If this competition forces us to offer aggressive loan and deposit rates or otherwise incur higher funding costs, our profitability will be diminished.

Many of our competitors will be larger than we will be initially and will have greater financial and personnel resources. Many of our competitors will have established customer bases and offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Also, some competitors will not be subject to the same degree of regulation as T Bank will be and thus may have a competitive advantage over T Bank.

We believe that T Bank will be a successful competitor in the area's financial services market. However, we cannot assure you that T Bank will be able to compete successfully with other financial institutions serving our target banking market. An inability to compete effectively could be expected to have a material adverse effect on T Bank's growth and profitability.

Our legal lending limits may impair our ability to attract borrowers.

During its initial years of operations, T Bank's legally mandated lending limits will be lower than those of many of our competitors because we will have less capital than many of our competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which may restrict our ability to establish relationships with larger businesses in our area. See "Proposed Business," beginning on page 17

An economic downturn, especially one affecting our primary service area, may have an adverse effect on our financial performance.

Our success will depend on the general economic condition of the region in which we operate, which we cannot forecast with certainty. Unlike many of our larger competitors, the majority of our borrowers and depositors will be individuals and businesses located or doing business in our local banking market. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in our local banking market could reduce our deposit base and the demand for our products and services, which may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for T Bank. See "Proposed Business," beginning on page 17.

Monetary policy and other economic factors could adversely affect T Bank's profitability.

Changes in governmental economic and monetary policies, the Internal Revenue Code and banking and credit regulations, as well as such other factors as national, state and local economic growth rates, employment rates and population trends, will affect the demand for loans and the ability of T Bank and other banks to attract deposits. The foregoing monetary and economic factors, and the need to pay rates sufficient to attract deposits, may adversely affect the ability of T Bank to maintain an interest margin sufficient to result in operating profits. See "Proposed Business," beginning on page 17, and "Supervision and Regulation," beginning on page 37.

Our common stock is not an insured deposit.

Your investment in First Metroplex Capital would not be a bank deposit and would not be insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other government agency. Your investment would be subject to investment risk, and you must be capable of affording the loss of your entire investment.

Your share ownership may be diluted in the future.

We intend to issue warrants or stock options to our organizers, executive officers and initial shareholders. If the organizer warrants or stock options are exercised, your share ownership will likely be diluted. In addition, if you do not exercise your initial shareholder warrants, and other shareholders exercise their initial shareholder warrants, your share ownership will likely be diluted.

Finally, our articles of incorporation authorize the issuance of up to 10,000,000 shares of common stock, but do not provide for preemptive rights. Any authorized, but unissued shares following the offering will be available for issuance by our board of directors. However, persons who subscribe for shares in the offering will not have the right to subscribe for additional shares of common stock issued at any time in the future. As a result, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in First Metroplex Capital.

We could be negatively affected by changes in interest rates.

T Bank's profitability (and, therefore, our profitability) depends, among other things, on its net interest income, which is the difference between the income that T Bank earns on its interest-earning assets, such as loans, and the expenses that T Bank incurs in connection with its interest-bearing liabilities, such as checking or savings deposits or certificates of deposit. Changes in the general level of interest rates and other economic factors can affect T Bank's net interest income by affecting the spread between interest-earning assets and interest-bearing liabilities.

Changes in the general level of interest rates also affect, among other things, T Bank's ability to originate loans, the value of interest-earning assets and T Bank's ability to realize gains from the sale of such assets, the average life of interest-earning assets and T Bank's ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond T Bank's control. Because fluctuations in interest rates are not predictable or controllable, we cannot assure you that T Bank will continue to achieve positive net interest income.

The determination of the offering price was arbitrary, and you may be unable to resell your shares at or above the offering price.

Because we have no operating history, we could not set our offering price of $10.00 per share with reference to historical measures of our financial performance. Therefore, we set the offering price arbitrarily, and the exercise price of the organizer warrants and employee stock options was determined based on the offering price. The exercise price of the initial shareholder warrants was determined arbitrarily by our organizers. We did not retain an independent investment banking firm to assist in determining the offering price or the exercise price of the options or warrants, and these prices bear no relationship to our assets, book value, net worth of any other recognized criteria of value. We cannot assure you that you will be able to resell any shares that you may buy in this offering at a price higher than the offering price. See "Determination of Offering Price," beginning on page 13.

Our ability to pay dividends is limited.

We expect initially to have no material source of income other than dividends that we receive from T Bank. Therefore, our ability to pay dividends to our shareholders will depend on T Bank's ability to pay dividends to us. The board of directors of T Bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from T Bank in the foreseeable future. In addition, banks and bank holding companies are both subject to certain regulatory restrictions on the payment of cash dividends. See "Description of Capital Stock—Dividends" on page 34.

We are subject to extensive regulatory oversight, which could restrain our growth and profitability.

Banking organizations such as First Metroplex Capital and T Bank are subject to extensive federal and state regulation and supervision. Laws and regulations affecting financial institutions are undergoing continuous change, and we cannot predict the ultimate effect of these changes. We cannot assure you that any change in the regulatory structure or the applicable statutes and regulations will not materially and adversely affect the business, condition or operations of First Metroplex Capital or T Bank or benefit competing entities that are not subject to the same regulations and supervision. For a discussion of some of the laws and regulations applicable to First Metroplex Capital and T Bank, see the section titled "Supervision and Regulation," beginning on page 37.

We may not be able to raise additional capital on terms favorable to us.

In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering.

The book value of our common stock will be immediately reduced when T Bank opens.

At December 31, 2003, we had an accumulated deficit of approximately $620,566, principally resulting from the organizational expenses that we have incurred. We expect to incur a total of $1.4 million of organizational and other pre-opening expenses. When T Bank opens, these expenses will result in an immediate reduction in our shareholders' equity, which, depending on the amount of capital raised, we expect will result in a reduction in book value of between $0.99 and $1.25 per share. See "Capitalization" on page 15.

The liquidity of our common stock will be affected by its limited trading market.

Our shares will not qualify, upon issuance, for listing on any national securities exchange, and we cannot assure you that our shares will ever be listed on a national securities exchange. However, we expect that our shares will be traded on the OTC Bulletin Board or "pink sheets" and that at least one company will make a market in our common stock. However, because our shares will not be listed on a national securities exchange, we cannot assure you that a broadly followed, established trading market for our common stock will ever develop or be maintained. Furthermore, we cannot assure you that at least one company will continue to make a market in our shares for as long as we are quoted on the OTC Bulletin Board. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. In addition, active trading markets tend to reduce the bid-ask spreads for sales transactions. On the other hand, the absence of an active trading market would reduce the liquidity, and have an adverse effect on the market value, of our shares. In addition, if we would cease to be quoted on the OTC Bulletin Board, shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock likely would decline.

Our directors and executive officers could have the ability to influence shareholder actions in a manner that may be adverse to your personal investment objectives.

Immediately following the offering, we expect that our directors and executive officers will own 311,000 shares of our common stock, which represents 28.18% of the minimum and 22.14% of the maximum number of shares to be sold in this offering. Additionally, we will be issuing warrants to our directors and stock options to our executive officers. If our directors exercised all of their organizer and shareholder warrants, they would own shares upon exercise representing as much as 36.48% of our then existing outstanding common stock. Moreover, although the employee stock options are not immediately exercisable by their terms, upon exercise of the employee stock options granted to our executive officers, our directors and executive officers would own shares upon exercise representing as much as 40.77% of our then existing outstanding common stock.

Due to their significant ownership interests, our directors and executive officers will be able to exercise significant control over the management and affairs of First Metroplex Capital and T Bank. For example, our directors and executive officers may be able to influence the outcome of director elections or block significant transactions, such as a merger or acquisition, or any other matter that might otherwise be approved by the shareholders. See "Selected Provisions of the Articles of Incorporation," beginning on page 35.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes various forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 about First Metroplex Capital and T Bank that are subject to risks and uncertainties. Forward-looking statements include information concerning our future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "may increase," "may fluctuate" and similar expressions or future or conditional verbs such as "will," "should," "would," and "could" are generally forward-looking in nature and not historical facts. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expected in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed in the section entitled "Risk Factors," beginning on page 7. We urge you to carefully consider these factors prior to making an investment in our common stock. However, it is not possible to foresee or identify all such factors. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Except for any ongoing obligations to disclose material information under federal or state securities laws, we do not undertake any obligation to update any forward-looking statement, or to disclose any facts, events or circumstances after the date of this prospectus that may affect the accuracy of any forward-looking statement.

THE OFFERING

General

        We are offering for sale a minimum of 1,100,000 shares and a maximum of 1,400,000 shares of our common stock at a price of $10.00 per share, for an aggregate minimum price of $11,000,000 and an aggregate maximum price of $14,000,000. To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts.

        In addition to any shares that you purchase in the offering, after T Bank opens for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that T Bank opens for business. See "Description of Capital Stock—Warrants," beginning on page 34.

        Finally, because our organizers are advancing to First Metroplex Capital the funds necessary to cover the expenses incurred in connection with the organization of First Metroplex Capital and T Bank, we will also issue warrants to our organizers after T Bank opens for business. The total number of warrants allocated to an organizer will be equal to one warrant for every $20.00 advanced by the organizer. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within 10 years of the date that T Bank opens for business. See "Description of Capital Stock—Warrants," beginning on page 34.

Organizers' subscriptions

        Our organizers intend to purchase an aggregate of approximately 311,000 shares of common stock in the offering at a price of $10.00 per share. This represents approximately 28.18% of the minimum and 22.14% of the maximum number of shares to be sold. However, the organizers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to organize T Bank.

Offering period

        The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m., Dallas, Texas time on June 30, 2004, whichever occurs first. At our discretion, we may extend the offering to a subsequent date that we determine at the time of the extension, but in no event beyond February 28, 2005. We also reserve the right to end the offering at any time prior to June 30, 2004 after we have received subscriptions for

1,100,000 shares, if we determine that the total amount of subscriptions will provide adequate capitalization for First Metroplex Capital and T Bank after payment of organizational and other pre-opening expenses. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the "expiration date."

Acceptance of subscriptions

        We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of our banking market. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,100,000 shares. We will notify all subscribers within 10 business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds.

Escrow

        We will promptly deposit all offering proceeds in an escrow account with our escrow agent, TIB The Independent BankersBank. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in our common stock and has not approved, endorsed or passed upon the merits of our common stock. Any interest earned on the subscription funds held in escrow will be retained by First Metroplex Capital to defray organizational expenses.

Release from escrow

        Subscription proceeds will be released from escrow to us upon the occurrence of both of the following events:

  •
  We have accepted subscriptions and received subscription proceeds for an aggregate of at least 1,100,000 shares of common stock; and

  •
  We have provided the escrow agent with a certification to the effect that we have received all required regulatory approvals to open T Bank.

        If we have not accepted subscriptions and received subscription proceeds for an aggregate of at least 1,100,000 shares of common stock by the expiration date or if we fail to receive all required approvals to open T Bank, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds will be returned to the subscribers within five business days after the expiration date.

Plan of distribution

        We plan to market our shares by delivering a copy of the prospectus to potential investors. In addition, we intend to conduct informational meetings for prospective investors. All communications regarding the offering will be coordinated and authorized by Mr. Adams, our designated officer for purposes of the offering. Mr. Adams will also preside over informational meetings with potential investors. Our other organizers may also assist in the offering process by providing names of potential investors to Mr. Adams, informing Mr. Adams of inquiries they receive regarding the offering, responding to routine inquiries regarding the offering terms, participating in the informational meetings and engaging in follow-up communications with potential investors invited by such organizers to the informational meeting. These organizers will receive no commissions or other compensation in connection with these activities.

        The offering is not underwritten. We will offer and sell the common stock on a best-efforts basis through Patrick Adams, our President and Chief Executive Officer, who will serve as our designated officer for purposes of this offering. Mr. Adams will be licensed in the State of Texas to sell securities on our behalf in the offering and will be licensed or exempt from the licensing requirement of any other state in which we determine to sell securities in the offering. We may also utilize other executive officers and organizers to offer and sell our common stock, subject to compliance with applicable federal and state securities laws. None of Mr. Adams, any other executive offer or any other organizer will receive any commissions or other compensation in connection with these activities, including for soliciting sales of our common stock in the offering. We will, however, reimburse reasonable out-of-pocket expenses incurred by these persons in the offering.

How to subscribe

        Each prospective investor who (together with the investor's affiliates) desires to purchase 250 or more shares should do the following:

  •
  Complete, date and sign the subscription agreement that accompanies this prospectus;

  •
  Make a check payable to "TIB The Independent BankersBank—Escrow Account for First Metroplex Capital, Inc." in an amount equal to the subscription price of $10.00 times the number of shares for which the prospective investors has subscribed; and

  •
  Return the completed subscription agreement and check as follows:

      BY HAND DELIVERY or FIRST-CLASS MAIL:
      Patrick Adams
      First Metroplex Capital, Inc.
      15950 Dallas Parkway, Suite 525
      Dallas, Texas 75248

        WHEN WE RECEIVE YOUR SUBSCRIPTION AGREEMENT, IT WILL BECOME BINDING AND IRREVOCABLE.

        If we are unable to sell at least 1,100,000 shares of common stock or fail to receive the required regulatory approvals on or before the expiration date, our escrow agent will promptly return all subscription funds to investors. If you have any questions about the offering or how to subscribe, please call Patrick Adams at First Metroplex Capital at (972) 720-9000. His email address is padams@tbank.com. You should retain a copy of the completed subscription agreement for your records.

DETERMINATION OF OFFERING PRICE

        The offering price of our common stock was determined arbitrarily by our organizers and does not bear any relationship to our assets, book value, net worth or other recognized criteria of value, but rather the organizers considered the amount of fund necessary to initially capitalize T Bank based upon its proposed business plan, regulatory capital requirements and the amount of capital estimated as necessary to provide operating capital for First Metroplex Capital and T Bank and to sustain any losses incurred by T Bank during its initial years of operation. We did not retain an independent investment banking firm to assist us in establishing the offering price. The offering price does not necessarily reflect the fair market value of our common stock, and we cannot assure you that any shares that you purchase may be resold at or above the offering price.

        The exercise price of the warrants to be issued to our organizers in recognition of the financial risks undertaken by them in advancing the organizational and other pre-opening expenses to First Metroplex Capital was determined based on the price of the common stock offered by this prospectus. The exercise price of the warrants to be issued to our initial shareholders was determined arbitrarily by our organizers.

USE OF PROCEEDS

        We anticipate that the gross proceeds of our offering will be a minimum of $11,000,000 and a maximum of $14,000,000. The following tables summarize the anticipated use of the proceeds by First Metroplex Capital and T Bank, respectively, based on the sale of the minimum and maximum number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.

First Metroplex Capital

	Minimum offering		Midpoint offering		Maximum offering
Gross proceeds from offering	$11,000,000	100.0%	$12,500,000	100.0%	$14,000,000	100.0%
Organizational and pre-opening expenses*	$1,380,500	12.6%	$1,380,500	11.0%	$1,380,500	9.9%
Investment in Bank stock	$9,619,500	87.4%	$11,119,500	89.0%	$12,619,500	90.1%

Remaining proceeds	$0	0.0%	$0	0.0%	$0	0.0%

        *      The organizational and other pre-opening expenses described in the table above will be funded by First Metroplex Capital from advances from our organizers. These advances will be repaid from the proceeds of the offering unless we are unable to sell at least 1,100,000 shares of common stock or fail to receive all regulatory approvals required to organize T Bank, in which case our organizers will bear the risk of loss with respect to the advances.

        As shown, we expect to use approximately $9.6 million to capitalize T Bank if we sell 1,100,000 shares, approximately $11.1 million if we sell 1,250,000 shares and approximately $12.6 million if we sell 1,400,000 shares. However, we reserve the right to retain a portion of the proceeds of the offering at First Metroplex Capital for general corporate purposes as long as we contribute no less than $9.6 million to T Bank to fund its initial capitalization.

T Bank

        The following table shows the anticipated use of the proceeds allocated to T Bank. These proceeds will be in the form of a capital injection from First Metroplex Capital.

	Minimum offering		Midpoint offering		Maximum offering
Capital injection	$9,619,500	100.0%	$11,119,500	100.0%	$12,619,500	100.0%
Furniture, fixtures and equipment	$630,000	6.6%	$630,000	5.7%	$630,000	5.0%
Loans to customers, investment and other general purposes	$8,989,500	93.4%	$8,989,500	94.3%	$11,989,500	95.0%

Remaining proceeds	$0	0.0%	$0	0.0%	$0	0.0%

Organizational expenses

        Since our inception on December 23, 2002, we have incurred and will continue to incur, until T Bank opens for business, substantial organizational and other pre-opening expenses. The following table sets forth the organizational and other pre-opening expenses that we expect to incur through the second quarter of 2004, the anticipated opening date of T Bank:

Expenses	Amounts
Regulatory application fees	$25,000
Legal and professional fees	$63,000
Consulting fees (proposed management)	$236,500
Consulting fees (external consultants)	$470,000
Equipment and core processing systems	$87,000
Rent, utilities, insurance and other office expenses	$196,000

Total estimated organizational expenses	$1,077,500
Offering expenses	$303,000

Total estimated pre-opening expenses	1,380,500

CAPITALIZATION

        The following table shows our capitalization as of December 31, 2003 and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 1,100,000 shares and a maximum of 1,400,000 shares of common stock in the offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants to be issued to our organizers and initial shareholders, respectively, or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Description of Capital Stock—Warrants," beginning on page 35 and "Management—Executive Compensation—Stock Incentive Plan," beginning on page 29.

		As of December 31, 2003
Shareholders' equity	Actual	Minimum As Adjusted	Midpoint As Adjusted	Maximum As Adjusted
Common stock, $0.01 par value, 10,000,000 shares authorized; 0, 1,100,000 and 1,400,000 shares, respectively, issued and outstanding as adjusted	N/A	$11,000	$12,500	$14,000
Additional paid-in capital(1)	N/A	$10,686,000	$12,185,000	$13,683,000
Accumulated pre-opening deficit(2) (3)	$(20,566)	$(1,077,500)	$(1,077,500)	$(1,077,500)

Total shareholders' equity	$(20,566)	$9,619,500	$11,120,000	$12,619,500

Book value per share(4)	N/A	$8.75	$8.90	$9.01

Notes to Capitalization Table

(1)
The "As Adjusted" columns reflect the effect of $303,000 in expenses incurred in connection with the offering.

(2)
The accumulated pre-opening deficit in the "Actual" column reflects organizational expenses incurred through December 31, 2003, consisting primarily of legal and consulting fees.

(3)
The accumulated pre-opening deficit in the "As Adjusted" columns reflects the estimated organizational expenses of approximately $1.1 million. These expenses are more fully described in the section titled "Organizational expenses," beginning on page 14. Actual expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(4)
After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $1.25 if we sell 1,100,000 shares $1.10 if we sell 1,250,000 shares and $0.99 if we sell 1,400,000 shares, resulting from the recognition of organizational expenses and other pre-opening expenses, divided by the applicable number of shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND PLAN OF OPERATIONS

        Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. See "Index to Financial Statements," beginning after page 48. We were incorporated to serve as a holding company for T Bank. From the date of inception, our main activities have been:

  •
  seeking, interviewing and selecting our organizers, directors and officers;

  •
  preparing our business plan;

  •
  securing a line of credit;

  •
  applying for a national bank charter;

  •
  applying for FDIC deposit insurance;

  •
  preparing an application to become a bank holding company; and

  •
  raising equity capital through this offering.

        From our incorporation on December 23, 2002 through the close of the offering, we have funded, and will continue to fund, our operations from advances made to us by our organizers. These advances will be repaid from the proceeds of the offering unless we are unable to sell at least 1,100,000 shares of our common stock, in which case our organizers will bear the risk of loss with respect to the advances.

        We have engaged Bankmark & Financial Marketing Services to assist us during the organizational process, including providing us with guidance with respect to our capitalization strategy, public relations, event planning, director/senior management training, proposed shareholder database management and marketing consulting. Bankmark is also providing computer network systems for use during the organizational process as well as part time support staff. Our agreement with Bankmark will expire 120 calendar days from the date of the final prospectus unless we agree to extend the agreement. In consideration for the consulting services provided under the Bankmark agreement, we will pay Bankmark a total of $385,000. If we extend the agreement, we will incur additional consulting fees of $35,000 per 30-day extension. Under the agreement, we are also responsible for certain expenses incurred in connection with the Bankmark agreement, such as payment for the use of computer network systems and part time support staff, printing costs, event costs and graphic program development. These expenses are expected to run, in the aggregate, approximately $300,000.

Plan of operations

        We intend to open for business from two locations. Our main office will be located at 16000 Dallas Parkway, Dallas, Texas 75248. We will occupy 3,500 square feet of the main lobby-accessed ground floor of a multi-story office building located at that address. We will have outside signage that is clearly visible from the Dallas Parkway. We will also operate from a branch office to be located at the intersection of North Dallas Parkway and Highway 121, which is approximately 10 miles north of the main office. The branch office will occupy 1,750 square feet in a single story, commercial building in a developed commercial center. We have entered into lease agreements with respect to each of our proposed banking locations. Our aggregate commitments under the leases are set forth in the notes to the audited financial statements included in this prospectus. At this time, we do not intend to own any of the properties from which we will conduct banking operations. We expect to use approximately $630,000 of the proceeds of the offering to purchase furniture, fixtures and equipment and make leasehold improvements at the two locations. Management believes that these facilities will be adequate to meet our initial needs. We expect to hire up to seventeen full-time equivalent employees to staff our banking offices and do not expect that First Metroplex Capital will have any employees who are not also employees of T Bank.

        T Bank will use the remainder of its capital for customer loans, investments and other general banking purposes. We believe that the minimum initial offering proceeds will enable T Bank to maintain a leverage capital ratio, which is a measure of core capital to average total assets, in excess of 8% for the first three years of operations as required by the FDIC. See "Supervision and Regulation—T Bank." Accordingly, we do not anticipate raising additional capital during the 12-month period following the offering. However, we cannot assure you that we will not need to raise additional capital within the next three years or over the next 12-month period.

        We have not fully developed the products and services that T Bank will initially offer its customers and do anticipate engaging in additional product research and development during the 12-month period following the offering. For more information regarding T Bank's products and services, please see "Proposed Business—Business Strategy" on page 19. For more information regarding our use of offering proceeds, please see "Use of Proceeds" beginning on page 13.

Financial results

        From inception, December 23, 2002, through December 31, 2003, our net loss amounted to $620,566. The estimated net loss for the period from inception through the end of the second quarter of 2004, the anticipated opening date of T Bank, is $1.4 million, which is attributable to the organizational and other pre-opening expenses described in the section titled "Use of Proceeds—Organizational expenses," beginning on page 14. Of this amount, we expect to incur registration or offering expenses in the amount of approximately $303,000. Consistent with generally accepted accounting principles, these expenses will be charged against paid-in capital if the offering is successful, or will be expensed in the event the offering is unsuccessful.

Interest rate sensitivity and liquidity

        Since we have been in the organizational stage, there are no results of operations to present at this time. When T Bank begins operations, net interest income, T Bank's expected primary source of earnings, will fluctuate with significant interest rate movements. Our profitability will depend substantially on T Bank's net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect that changes in interest rates will have on our net interest income and profitability, these measures may not be effective. To lessen the impact of these fluctuations, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

        Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or "gap," is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize T Bank's overall interest rate risk. We will regularly evaluate the balance sheet's asset mix in terms of several variables: yield, credit quality, appropriate funding sources and liquidity.

        To effectively manage the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary. As T Bank continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. T Bank's investment/asset and liability committee will meet regularly to develop a strategy for the upcoming period.

        Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. T Bank can obtain these funds by converting assets to cash or by attracting new deposits. Its ability to maintain and increase deposits will serve as its primary source of liquidity.

        Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in our liquidity increasing or decreasing in any material way in the foreseeable future.

PROPOSED BUSINESS

Background

        First Metroplex Capital.    We incorporated First Metroplex Capital as a Texas corporation on December 23, 2002 to serve as a bank holding company for T Bank. We expect to use at least $9.6 million to capitalize T Bank if we sell 1,100,000 shares and at least $12.6 million to capitalize T Bank if we sell 1,400,000 shares. Initially, we will have no material business operations other than owning and managing T Bank.

        As part of our organization, we intend to file an application with the Federal Reserve Bank of Dallas to become a bank holding company. We have chosen a holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist T Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to T Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, if we elect to be a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which T Bank would be prohibited from engaging. Although we do not presently intend to engage in these financial activities, we would be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities would be profitable. See "Supervision and Regulation—T Bank," beginning on page 40.

        T Bank, N.A.    On September 4, 2003, we filed an application with the Office of the Comptroller of the Currency to organize T Bank as a national bank and with the FDIC for federal deposit insurance. Both of these applications are pending. In order to receive final approval of our applications and a license to begin business, we will be required to satisfy the conditions to these approvals, which will likely include: (1) capitalizing T Bank with at least $9.6 million, and (2) implementing appropriate banking policies and procedures. We expect to receive all necessary regulatory approvals and begin our banking operations by the end of the second quarter of 2004.

Market opportunities

        Primary service area.    T Bank's primary service area will be the Addison/North Dallas and Plano/Frisco banking markets. We intend to serve these markets from two locations. The main office will be located at 16000 Dallas Parkway, Dallas, Texas, and we will also have a full service branch office at 8100 North Dallas Parkway, Plano, Texas. The branch office will enable us to more effectively serve the Plano/Frisco sector of our primary banking market. The organizers believe that T Bank will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service area. Our primary service area represents a diverse market with a growing population and economy. According to data obtained from the United States Census and ESRI Business Information Systems, between 2000 and 2003, the population of the North Dallas/Addison area grew almost 8.5%, and the population of the Frisco/Plano area grew more than 20%. This population growth has attracted many businesses to the area and led to growth in the local service economy, and, while they cannot be certain, we expect this trend to continue. We believe that the community will enthusiastically welcome and support a new locally owned and operated commercial bank.

        Local economy.    We believe that the Addison/North Dallas banking market represents a unique market with a diversified and growing customer base. We also believe that the primary service area presents an environment that will support T Bank's formation and growth. As a community bank, T Bank will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy.

        According to data compiled by the United States Census and ESRI Business Information Systems, personal and family income figures in our proposed primary service area have grown steadily over the same period. In 2003, median household income in the Addison/North Dallas area was $61,249, as compared with $54,541 for 2000, which represents an increase of more than 12%. Likewise, median household income in 2003 in the Plano/Frisco sector was $87,398, as compared with $78,895 for 2000, which represents an increase of almost 11%. Continued population growth has attracted many businesses to the area and has led to growth in the local service economy, and, while we cannot be certain, we expect these trends to continue.

        Competition.    The market for financial services is rapidly changing and intensely competitive and is likely to become more competitive as the number and types of market entrants increases. T Bank will compete in both lending and attracting funds with other commercial banks, savings and loan associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based nonbank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than T Bank.

        According to information disclosed on the FDIC's website (www.fdic.gov), as of June 30, 2002, financial institutions in the Addison/North Dallas sector of our banking market held approximately $4.7 billion in total deposits, and financial institutions in the Plano/Frisco sector of our banking market held approximately $2.2 billion in total deposits. Most of the deposits held in financial institutions in our primary banking market are attributable to branch offices of out-of-state banks. We believe that banks headquartered outside of our primary service area often lack the consistency of local leadership necessary to provide efficient service to individuals and small- to medium-sized business customers. Through our local ownership and management, we believe we will be uniquely situated to efficiently provide these customers with loan, deposit and other financial products tailored to fit their specific needs. We believe that T Bank can compete effectively with larger and more established banks through an active business development plan and by offering local access, competitive products and services and more responsive customer service.

        Deposit growth.    Deposits at financial institutions in the market have also grown over the past five years. According to FDIC statistics, between June of 1997 and June of 2002 deposits grew at a compound annual rate of approximately 7.5% in the Addison/North Dallas sector and approximately 15% in the Plano/Frisco sector. While we cannot be certain, we expect this trend to continue as the population and income figures in the service area grow.

Business strategy

        Management philosophy.    T Bank will be a full service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. T Bank will offer a sophisticated array of financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish T Bank from its competitors. T Bank will endeavor to hire the most qualified and experienced people in the market who share T Bank's commitment to customer service. We believe that it is opportunity for a locally owned and locally managed community bank to acquire a significant market share by offering an alternative to the less personal service offered by many larger banks. Accordingly, we will implement the following operating and growth strategies.

        Operating strategy.    In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop T Bank's image as a local bank with a community focus, we will employ the following operating strategies:

  •
  Experienced senior management. T Bank's senior management possesses extensive experience in the banking industry, as well as substantial business and banking contacts in the North Dallas and Plano/Frisco banking market. For example, our proposed president and chief executive officer, Patrick Adams, has over 20 years of banking experience and over 15 years of community banking experience in that area. Combined, T Bank's proposed senior management team has more than 125 years of banking experience.

  •
  Quality employees. We will strive to hire highly trained and seasoned staff. We plan to train our staff to answer questions about all of our products and services so that the first employee the customer encounters can resolve any questions the customer may have.

  •
  Community-oriented board of directors. All of T Bank's proposed directors are either experienced bankers or local business and community leaders. Many of our directors are lifelong residents of our primary service area, and most have significant business ties to our primary service area, enabling them to be sensitive and responsive to the needs of the community. Additionally, the board of directors represents a wide variety of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to T Bank.

  •
  Highly visible site. T Bank's main office will be highly visible and located in close proximity to major traffic arteries. The main office location will be located at 16000 Dallas Parkway in an area that will provide easy access to potential bank customers traveling in the Addison/North Dallas area. T Bank will also operate another full-service banking office at 8100 North Dallas Parkway, located at the intersection of North Dallas Parkway and U.S. Highway 121, to serve the expanding Plano/Frisco area. We believe that these sites will give T Bank a highly visible presence in a market that is dominated by branch offices of banks headquartered out of the area. We believe this will enhance T Bank's image as a strong competitor.

  •
  Distinct name. We have filed for service marks for T Bank's name, "T Bank". We believe that a distinctive name will enable T Bank to stand out from the pack and also will be memorable to our customer base.

  •
  Individual customer focus. T Bank will focus on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As the employees, officers and directors become familiar with T Bank's customers on an individual basis, we will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer.

  •
  Officer and director call program. We intend to implement an active officer and director call program to promote T Bank's philosophy. The purpose of this call program will be to visit prospective customers and to describe T Bank's products, services and philosophy.

  •
  Marketing and advertising. We plan to use a targeted marketing approach through local newspaper advertising, radio and direct-mail campaigns to develop T Bank's image as a locally owned and operated bank with an emphasis on quality service and personal relationships.

        Growth strategies.    Since we believe that growth and expansion of T Bank's operations will be significant factors in our success, we plan to implement the following growth strategies:

  •
  Capitalize on our community orientation. We plan to capitalize on T Bank's position as an independent, locally owned community bank to attract individuals and small- to medium-sized business customers that may be underserved by larger banking institutions in our market area.

  •
  Emphasize local decision-making. We will emphasize local decision making by experienced bankers. This will help T Bank attract local businesses and service-minded customers.

  •
  Attract experienced lending officers. We will seek to hire experienced, well-trained lending officers capable of soliciting loan business immediately. By hiring experienced lending officers, T Bank will be able to grow much more rapidly than it would if it hired inexperienced lending officers.

  •
  Offer fee-generating products and services. T Bank's range of services, pricing strategies, interest rates paid and charged and hours of operation will be structured to attract T Bank's target customers and increase its market share. T Bank will strive to offer the small business person, professional, entrepreneur and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

Lending services

        Lending policy.    We will offer a full range of lending products, including commercial loans to small- to medium-sized businesses and professional concerns and consumer loans to individuals. We will compete for these loans with competitors who are well established in our primary market area and have greater resources and lending limits. As a result, we may initially have to offer more flexible pricing and terms to attract borrowers.

        T Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or T Bank's loan committee will determine whether to approve the loan request. T Bank will not make any loans to any of its directors or executive officers unless its board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

        Lending limits.    T Bank's lending activities will be subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower's relationship to T Bank. In general, however, T Bank will be able to loan any one borrower a maximum amount equal to either:

  •
  15% of T Bank's capital and surplus and allowance for loan losses; or

  •
  25% of its capital and surplus and allowance for loan losses if the amount that exceeds 15% is secured by readily marketable collateral, as determined by reliable and continuously available price quotations.

These legal limits will increase or decrease as T Bank's capital increases or decreases as a result of its earnings or losses, among other reasons.

        Credit risks.    The principal economic risk associated with each category of loans that T Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees. The well established financial institutions in our primary service area are likely to make proportionately more loans to medium- to large-sized businesses than T Bank will make. Many of T Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

        Real estate loans.    T Bank will make commercial real estate loans, construction and development loans, small business loans and residential real estate loans. These loans include commercial loans where T Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan.

  •
  Construction and development loans. We will make construction and development loans on a pre-sold basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed industry standards. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

  •
  Commercial real estate. Commercial real estate loan terms generally will be limited to three years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 12 months. T Bank will generally charge an origination fee for its services. T Bank generally will require personal guarantees from the principal owners of the property supported by a review by T Bank's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. T Bank will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis. In addition, at least two of our directors are experienced in the acquisition, development and management of commercial real estate and will use their experience to assist in the evaluation of potential commercial real estate loans. In addition to T Bank's direct commercial real estate lending activities, T Bank may enter into strategic alliances with insurance companies, such as Security Financial Life Insurance Company, to provide fixed rate long-term commercial real estate loans to its customer base.

  •
  Residential real estate. T Bank's residential real estate loans will consist of residential second mortgage loans, residential construction loans and traditional mortgage lending for one-to-four family residences. We expect that any long-term fixed rate mortgages will be underwritten for resale to the secondary market. T Bank will offer primarily adjustable rate mortgages. The majority of fixed rate loans will be sold in the secondary mortgage market. All loans will be made in accordance with T Bank's appraisal policy with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 80%, unless the borrower has private mortgage insurance. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

        Commercial loans.    We expect that loans for commercial purposes in various lines of businesses will be one of the components of T Bank's loan portfolio. The target commercial loan market will be retail establishments and small-to medium-sized businesses. The terms of these loans will vary by purpose and by type of underlying collateral, if any. The commercial loans will primarily be underwritten on the basis of the borrower's ability to service the loan from income. T Bank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness.

        Consumer loans.    T Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, second mortgages, home equity loans and home equity lines of credit. The amortization of second mortgages will generally not exceed 15 years and the rates will generally not be fixed for over 12 months. Repayment of consumer loans depends upon the borrower's financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks and finance companies in its market.

        Specialized loan products.    T Bank may form strategic alliances with quality providers, including Security Financial Life Insurance Company, to offer specialized loan products to its customer base. T Bank will make such determinations as management determines there is a need for such products. These products may include products such as long-term fixed rate financing to commercial real estate borrowers, a product that T Bank does not initially intend to offer for its own loan portfolio.

        Composition of portfolio.    The following table sets forth management's estimate of the percentage composition of T Bank's loan portfolio during its first three years of business.

Percentage
Commercial real estate	20%
Construction—Commercial	15%
Construction—Residential	18-19%
Commercial Loans	35-39%
Consumer Loans	8-11%

Total	100%

Investments

        In addition to loans, T Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The investment/asset-liability committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to T Bank's policy as set by the board of directors.

Asset and liability management

        The investment/asset-liability committee will oversee T Bank's assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that T Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit services

        T Bank will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, NOW accounts, a variety of certificates of deposit and individual retirement accounts. T Bank intends initially to leverage its initial shareholder base, which is expected to be comprised primarily of residents of its primary service area, into a source of core deposits. In addition, T Bank will employ an aggressive marketing plan in its primary service area and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, T Bank's primary service area. T Bank plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

Other banking services

        Other anticipated banking services include cashier's checks, travelers' checks, direct deposit of payroll and Social Security checks, night depository, bank-by-mail, automated teller machine cards and debit cards. T Bank plans to become associated with one or more nationwide networks of automated teller machines that our customers will be able to use throughout Texas and other regions. We also plan to offer credit card and merchant card services through a correspondent bank as an agent for T Bank. We also may offer expanded financial services, such as insurance, financial planning, investment and trust services; in each case, if offered, T Bank would expect initially to do so through strategic partners, such as Security Financial Life Insurance Company. T Bank does not plan initially to exercise trust powers and may do so in the future only with the prior approval of the Office of the Comptroller of the Currency.

Employees

        The success of T Bank will depend, in part, on its ability to attract, retain and motivate highly qualified management and other personnel, for whom competition is intense. When we begin operations, we expect that T Bank will have seventeen full-time equivalent employees. We do not expect that First Metroplex Capital will have any employees who are not also employees of T Bank.

MANAGEMENT

General

        The table below sets forth the following information for each of our organizers, directors and executive officers:

  •
  his or her age as of December 31, 2003;

  •
  the positions he or she holds with First Metroplex Capital and will hold with T Bank;

  •
  the number of shares of common stock he or she intends to purchase in the offering; and

  •
  the percentage that the number of shares he intends to purchase bears to the minimum and maximum number of shares to be sold in the offering.

        The number of shares indicated in the table are based on "beneficial ownership" concepts as defined by the Securities and Exchange Commission. In general, beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. In addition, this table reflects organizer warrants and initial shareholder warrants, which will be exercisable upon issuance, which is expected to occur after the offering has been completed. The table does not reflect employee stock options that may be granted to a particular executive officer because employee stock options will not vest, in any part, prior to one year following the date T Bank opens for business. The address of our directors and executive officers is the same as the address for First Metroplex Capital.

Name (Age)	Position(s) with each of First Metroplex Capital and T Bank	Number of shares subscribed for	Number of shares beneficially owned		Percentage of minimum offering	Percentage of maximum offering
Patrick Adams(51)	President & Chief Executive Officer, Director & Organizer	25,000	35,000	(1)(2)(3)	3.15%	2.48%
Stanley Allred(49)	Director & Organizer	25,000	35,000	(1)(2)	3.15%	2.48%
Dan Basso(58)	Director & Organizer	25,000	35,000	(1)(2)	3.15%	2.48%
Frankie Basso(32)	Director & Organizer	10,000	17,000	(1)(2)	1.54%	1.21%
Darrell Cain(46)	Director & Organizer	10,000	17,000	(1)(2)	1.54%	1.21%
David Carstens(39)	Director & Organizer	10,000	17,000	(1)(2)	1.54%	1.21%
Ron Denheyer(36)	Director & Organizer	10,000	17,000	(1)(2)	1.54%	1.21%
Mark Foglietta(44)	Director & Organizer	15,000	23,000	(1)(2)	2.08%	1.63%
Frank Hundley(71)	Director	10,000	12,000	(2)	1.09%	*
Hunter Hunt(35)	Director & Organizer	10,000	17,000	(1)(2)	1.54%	1.21%
Eric Langford(44)	Director & Organizer	10,000	17,000	(1)(2)	1.54%	1.21%
Steven M. Lugar(48)	Director & Organizer	10,000	17,000	(1)(2)	1.54%	1.21%
Charles M. Mapes, III(61)	Director & Organizer	10,000	17,000	(1)(2)	1.54%	1.21%
Thomas McDougal, DDS(64)	Director & Organizer	10,000	17,000	(1)(2)	1.54%	1.21%
Daniel Meyer(34)	Director & Organizer	10,000	17,000	(1)(2)	1.54%	1.21%
Anthony Pusateri(57)	Director & Organizer	10,000	17,000	(1)(2)	1.54%	1.21%
James Rose(60)	Director	1,000	1,200	(2)	*	*
Gordon R. Youngblood(43)	Director & Organizer	10,000	17,000	(1)(2)	1.54%	1.21%

All organizers, directors and executive officers, as a group (18 persons)		311,000	453,200	(1)(2)(3)	36.48%	29.39%

* Represents less than 1.0% of the total outstanding shares of common stock

Notes to beneficial ownership table
(1) Includes warrants to acquire 4,375 shares of common stock per organizer.
(2) Includes shareholder warrants to acquire 1 share for each five shares purchased in the offering.
(3) Does not include options to acquire 90,000 shares of common stock.

General

        Our bylaws provide that the board of directors shall consist of not less than 1 nor more than 25 persons, the exact number to be determined from time to time by the board. At incorporation, Patrick Adams served as the sole director of First Metroplex Capital. Since that time, the board has been increased to eighteen persons and the persons set forth in the table above were appointed as directors of First Metroplex Capital to fill the vacancies created by the increase in directorships. The current slate of directors will hold office until the first annual meeting of our shareholders and until their respective successors are chosen and qualify. Thereafter, directors will be elected each year at our annual meeting. Our executive officers are elected by our board of directors and hold office at the board's discretion.

        The proposed bylaws of T Bank provide that the board of directors of T Bank will consist of not less than 5 nor more than 25 persons, the exact number to be determined from time to time by the board. At this time, we expect that the initial board of directors of T Bank will consist of eighteen persons. Each of the directors of First Metroplex Capital is also a proposed director of T Bank. Upon the approval of the Office of the Comptroller of the Currency, each of the proposed Bank directors will serve until the first annual meeting of the shareholders of T Bank. Thereafter, the directors of T Bank will be elected annually by First Metroplex Capital, as sole shareholder of T Bank. The executive officers of T Bank are elected by the board of directors of T Bank and hold office at the board's discretion.

Background of organizers, directors and executive officers

        The following is a biographical summary of each of our organizers, directors and executive officers:

        Patrick G. Adams.    Mr. Adams is a life-long Texas native and has lived in the Dallas area for the past seventeen years, during which time he has been associated with several community banks in the Dallas market, most recently as president and a director of Eagle National Bank. Mr. Adams is a graduate of Abilene Christian College where he earned a Bachelor of Business Administration degree in accounting. He holds a designation as a certified public accountant and, prior to commencing his banking career, spent five years with an accounting firm in Abilene, Texas. As an accountant, he worked directly with a client base consisting of financial institutions, hospitals, universities, oil and gas firms and high net worth individuals. After a rewarding career in the field of accounting, Mr. Adams began his distinguished banking career in 1983 when he joined InterFirst Bank, N.A. in Abilene, Texas, where he worked before moving to the Dallas area. While at InterFirst, he held several executive positions including those of senior vice president and controller. As a director and the proposed president and chief executive officer of T Bank, Mr. Adams brings an intimate knowledge of the Dallas/Plano banking market and a well-balanced community banking background.

        Stanley Allred.    Mr. Allred is a senior vice president in the Private Client Group of Southwest Securities, Inc. where he has been employed for twenty-two years. He has a large client base and personally manages a portfolio of approximately $200 million, consisting of debt and equity investments. Mr. Allred holds several registration licenses with the National Association of Securities Dealers. He also holds a Bachelor of Business Administion degree from Stephen F. Austin College. We expect that Mr. Allred's knowledge of the securities business and his direct contact with individuals who demand high quality banking services will contribute to building T Bank's customer base.

        Dan Basso.    Mr. Basso is president and chief executive officer of Systemware, Inc. and Systemware Professional Services, Inc., companies he co-founded in 1981. Systemware provides report distribution, document management and enterprise content management software and consulting services to a worldwide client base. He is also a partner is several real estate ventures. Before his involvement with Systemware, he held several technology and administrative positions with Frito-Lay, LTV Corporation and the Federal Reserve Bank of Dallas. Mr. Basso holds a Bachelor of Science degree in Aeronautical and Astronautical Engineering from the University of Illinois.

        Frankie Basso.    Mr. Basso is the vice president of marketing at Systemware, Inc., where he has been employed since 1994. As vice president of marketing, he is responsible for the marketing and branding of Systemware's software products. Mr. Basso is a life-long native of the Dallas area. He was born in Arlington, Texas, graduated from J. J. Pearce High School and earned a Bachelor of Arts degree in communications from Southern Methodist University. We expect Mr. Basso's marketing skills to be useful to T Bank when formulating its marketing strategy. Frankie Basso is the son of Dan Basso.

        Darrell Cain.    Mr. Cain is President of Cain, Watters and Associates, an accounting and financial counseling firm working exclusively with members of the dental profession. He is also the president of Internet Dental Community, Inc. Mr. Cain is a graduate of Baylor University where received both a Bachelor of Business Administration degree and a Master of Public Accounting degree. He holds certified public accountant, certified valuation analyst and registered investment advisor designations. His extensive relationships with many dental professionals and their immediate families place him in a position to enhance the growth of T Bank's business.

        David Carstens.    Mr. Carstens is the senior partner in the law firm of Carstens, Yee and Cahoon. Before establishing his own practice, he was associated with several area law firms. Mr. Carstens holds bachelor of science degrees from Texas A&M University and the University of Texas and earned a Juris Doctor from the Southern Methodist School of Law. Mr. Carstens has lived in the Dallas area for more than thirty years.

        Ron Denheyer.    Mr. Denheyer is a vice president and chief financial officer of Systemware, Inc. Prior to joining Systemware, Inc., he served as division controller of Argonaut Insurance Company. Mr. Denheyer is also an active member of Financial Executives International, a premier professional organizational for chief financial officers, controllers and cashiers. He is a graduate from James Martin High School in Arlington, Texas and holds a Bachelor of Arts degree from Texas Christian University and an Master of Business Administration from the University of Dallas. Mr. Denheyer' s financial background and decision-making skills are expected to be a valuable resource to T Bank.

        Mark Foglietta.    Mr. Foglietta is a partner with the public accounting firm of Saville, Dodgen and Co., where he is in charge of the firm's assurance and consulting activities. Before joining Saville, Dodgen and Co., he was employed with Deloitte & Touche in the audit division and in the consulting division of Arthur Anderson. Mr. Foglietta is a graduate of Baylor University where he earned a Bachelor of Arts degree and a Master of Business Administration degree. He holds designations as a certified public accountant and a certified valuation analyst. T Bank believes that Mr. Foglieta's accounting, auditing and consulting background makes him an important resource, which can be utilized by T Bank is dealing with its audit and compliance issues.

        Frank Hundley.    Mr. Hundley is retired from the business of banking. Prior to his retirement, Mr. Hundley was actively engaged in financial services-related fields for more than twenty-five years. Most recently, Mr. Hundley served as Chairman of the Board of Addison National Bank, where he served for seven years until it was acquired by First State Bank of Texas in 1999. Thereafter, he continued for a period of two years to serve as a director of First State Bank of Texas. Mr. Hundley is a graduate of Washington & Lee University, where he earned a Bachelor of Science degree in accounting. He also holds a Master of Business Administration degree from the University of Texas.

        Hunter Hunt.    Mr. Hunt is president of Hunt Power, L.P. and Sharyland Utilities, L.P. He also holds the position of senior vice president of Hunt Consolidated Inc. and Hunt Oil Company. Mr. Hunt is a life-long Dallas native. He was born in Dallas, and attended Richardson High School in Richardson, Texas and earned a Bachelor of Arts degree at Southern Methodist University.

        Eric Langford.    Mr. Langford manages Langford Property Company, a Dallas-based real estate investment and development firm. He has recently accepted a position as senior vice president with Opus Development. He has previously served as senior vice president for Koll Development Company, a leading national commercial real estate firm. Mr. Langford was born in Dallas, Texas and attended J.J. Pearce High School. He holds a Master of Arts degree from Texas A&M University. Mr. Langford's expertise and experience in real estate endeavors is expected to benefit T Bank in assessing the viability of real estate oriented loan proposals.

        Steven M Lugar.    Mr. Lugar has associated with the financial services industry for more than twenty years. Currently, he serves as the chief operating officer, an investment advisor and a portfolio manager for BHCO Capital Management Inc., a registered investment advisory firm. He is a certified financial planner and is licensed as an investment advisory representative by the Securites and Exchange Commission and the Texas Securities Board. He also holds a National Association of Securities Dealers series 65 registration. Mr. Lugar is a graduate of Abilene Christian University where he earned a Bachelor of Business Administration degree. He has lived and worked in the Dallas area for more than twenty years. His knowledge of investments and his close association with the securities industry are expected to benefit T Bank as it evaluates investment strategies.

        Charles M. Mapes, III.    Mr. Mapes is chairman of Insurance One Agency. Prior to forming Insurance One Agency in 1992, he served as chairperson and president of Chuck Mapes Insurance Agency for 12 years. Mr. Mapes has been associated with the insurance industry for more than 20 years. He is a graduate of the University of

Richmond where he earned a Bachelor of Business Administration degree. Mr. Mapes' experience in sales is expected to be valuable in advising management on ways of building a sales culture within T Bank.

        Thomas McDougal, DDS.    Mr. McDougal is a practicing dentist, having been in private practice since 1970. He received a Bachelor of Science degree from Oklahoma State University and his Doctor of Dental Surgery degree from Baylor University. He has been in and has operated from his present office in Richardson, Texas since 1988. He also serves on the board of directors of several national dentistry associations.

        Daniel Meyer.    Mr. Meyer currently holds the position of talent officer with Austin Ventures in Dallas. His professional experience includes involvement in the fitness industry, executive recruiting and his present role, that of identifying venture capital opportunities for his present employer. He is a graduate of Illinois State University where he earned a Bachelor of Arts degree in finance and business administration. He has a strong sales and business development background, both of which are expected to add value to T Bank.

        Anthony Pusateri.    Mr. Pusateri is a senior vice president of Equity Residential Property Management. He has been a real estate management professional for more than thirty years. During his career, he has been involved in all phases of developing, building and managing residential and commercial properties. He holds several professional, commercial real estate management designations and is active at both the state and national level with industry-wide organizations. Mr. Pusateri is a graduate of St. Ambrose University, where he earned a Bachelor of Arts degree. His expertise in real estate transactions is expected to benefit the board of directors in assessing real estate assets.

        James D. Rose.    Mr. Rose is retired from the business of banking. Prior to his retirement, Mr. Rose had been actively engaged in banking for more than twenty years. Mr. Rose served as President and Chief Executive Officer and a director of First Place Financial Corporation, a billion dollar bank holding company controlling four banks located in Colorado and New Mexico, from 1985 until it was acquired by Wells Fargo in 2000. Over this period, he also served as President and Chief Operating Officer and a director of First National Bank in Farmington, New Mexico, which was one of the subsidiary banks of First Place Financial. Following the Wells Fargo acquisition and until his retirement in July 2003, Mr. Rose served as Wells Fargo's market president for the Farmington market. Mr. Rose is a graduate of Nevada Southern University, where he earned a Bachelor of Science degree in business administration. He also holds a Master of Business Administration degree from the University of New Mexico.

        Gordon R. Youngblood.    Mr. Youngblood is a partner with Helmsman Financial Partners, LLP. He has been active in the insurance industry for more than twenty years and specializes in group insurance and benefits coverage for all size businesses. Mr. Youngblood was born in Dallas, Texas and graduated from Berkner High School in Richardson, Texas. At Southern Methodist University, he was active in the football program.

Board committees

        The boards of directors of First Metroplex Capital and T Bank have established or will establish nominating, compensation, audit and executive committees comprised of members of the board of directors. The members of these committees will be the same for T Bank as they are for First Metroplex Capital. T Bank will also establish a loan committee, a technology committee and investment/asset-liability committee. These committees are described below.

        Audit committee.    The audit committee will recommend the appointment of an independent auditor on an annual basis, approve any special assignments to the independent auditor, review the planned scope of the annual audit, review the independent auditor's report and management's response, review any changes in accounting principles and the effectiveness and efficiency of the internal audit function, review all reports from regulatory authorities and management's responses and report to the full board of directors on the foregoing matters.

        The Sarbanes-Oxley Act of 2002 has resulted in the imposition of a number of mandates that may be applicable to the composition of our audit committee. Each of these mandates is discussed below:

  •
  Audit Committee Member Independence. Each member of an audit committee of a company listed on a national securities exchange must be a director and must be otherwise independent.

  •
  Responsibilities Relating to Registered Public Accounting Firms. The audit committee must be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged to prepare or issue an audit report or to perform other audit, review or attest services for us, and each firm must report directly to the audit committee.

  •
  Procedures for Handling Complaints. The audit committee must establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of these types of concerns.

  •
  Authority to Engage Advisors. The audit committee must have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

  •
  Funding. We must provide appropriate funding to the audit committee for payment of accounting and other advisors.

        In addition, as a result of the Sarbanes-Oxley Act, we will be required to disclose in our annual reports filed with the Securities and Exchange Commission:

  •
  Whether we have at least one "audit committee financial expert" serving on our audit committee and the name of that expert;

  •
  Whether the audit committee financial expert is "independent"; and

  •
  If we have no audit committee financial expert serving on our audit committee, we must state that fact and explain why.

        It is expected that the initial members of the audit committee will be Stanley Allred, Dan Basso, Mark Foglietta, Eric Langford, Charles M. Mapes, III, Thomas McDougal, DDS and Daniel Meyer. In accordance with the Sarbanes-Oxley Act, none of the proposed members of the audit committee are executive officers or 10% shareholders of First Metroplex Capital. Mr. Foglietta is our audit committee financial expert and is expected to chair the committee. Mr. Foglietta satisfies the standards for independence established by the NASDAQ Stock Market, Inc.

        Executive committee.    The executive committee will meet as needed and, with certain exceptions, will have the same powers as the board of directors in the management of the business affairs of First Metroplex Capital and T Bank between meetings of their respective boards. The board of directors will, from time to time, charge the executive committee with specific responsibilities and tasks as it deems appropriate. The committee is not intended to act in place of the full board, but rather in a support role. The committee will make recommendations to the board of directors regarding matters important to the overall management and strategic operation of First Metroplex Capital and T Bank. The initial members of the executive committee are Patrick Adams, Dan Basso, Mark Foglietta and Eric Langford.

        Loan and credit policy committee.    The loan committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

  •
  establishing the loan approval system;

  •
  approving all loans in excess of a predetermined amount;

  •
  reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

  •
  engaging, as appropriate, and reviewing the findings of, outsourced credit review consultants;

  •
  reviewing and responding to all credit issues identified by way of regulatory examinations and outsourced credit review consultants;

  •
  establishing measurements for adequacy of the loan loss reserve; and

  •
  reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

        It is expected that the initial members of the loan committee will be Patrick Adams, Dan Basso, Darrell Cain, David Carstens, Mark Foglietta, Eric Langford, Steven M. Luger, CFP, Charles M. Mapes, III, Anthony Pusateri and Gordon R. Youngblood.

        Investment/asset-liability committee.    The principal responsibilities of this committee include:

  •
  providing guidance to the board of directors on balancing the yields and maturities of loans and investments to the yields and maturities of deposits; and

  •
  working with the board of directors to plan annual budgets and to develop three- to five-year strategic plans.

        The investment/asset-liability committee will also be responsible for the overall investment strategy and asset/liability policy of First Metroplex Capital and T Bank. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing and portfolio investment decisions. It is expected that the initial members of the investment/asset-liability committee will be Stanley Allred, Dan Basso, Hunter Hunt, Eric Langford, Charles M. Mapes, III, Thomas McDougal, DDS and Daniel Meyer.

        Compensation and benefits committee.    The compensation committee will recommend to the board of directors the salaries of executive personnel and directors and the policies, terms and conditions of employment of all employees of First Metroplex Capital and T Bank. The committee will initially administer our stock incentive plan. The initial members of the compensation committee have not been determined.

        Technology committee.    The technology committee will be responsible for reviewing, in conjunction with management, all operating systems, including, but not limited to, electronic, telephone, electrical and other inter-related sources, the failure of which may disrupt or otherwise cause interruptions in the service delivery system of T Bank and compromise T Bank's security. This committee will see that detailed written plan, policies and procedures are in place to address such contingencies. In addition, this committee will hold management responsible for the verification of the ability and reputation of all vendors involved in all electronic capture and transfer of depositor's funds. It is expected that the initial members of the technology committee will be Patrick Adams, Frankie Basso, David Carstens, Ron Denheyer, Hunter Hunt and Anthony Pusateri.

Director compensation

        At this time, we do not expect the directors of First Metroplex Capital or T Bank to receive any direct remuneration for serving as holding company or bank directors. We may compensate our directors in the future, but have no current plans to do so at this time.

Organizer warrants

        Our organizers are advancing to First Metroplex Capital the funds necessary to cover the expenses incurred in connection with the organization of First Metroplex Capital and T Bank. These organizational and other pre-opening expenses are expected to total approximately $1.4 million and are described more fully in the section titled "Use of Proceeds—Organizational expenses," beginning on page 14. In the event that T Bank does not open, our organizers will bear the risk of loss with respect to those advances. In recognition of the financial risks undertaken by our organizers, after T Bank opens for business, each organizer will receive warrants to purchase shares of our common stock. The total number of warrants allocated to an organizer will be equal to one warrant for every $20.00 advanced by the organizer. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within 10 years of the date that T Bank opens for business. Organizer warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any organizer. Because each of our organizers is advancing $100,000 to First Metroplex Capital during the organizational process, we expect to issue, in the aggregate, a total of 80,000 warrants to our organizers.

Executive compensation

        General.    We do not expect the officers or employees of First Metroplex Capital to receive any direct remuneration for serving as officers or employees of First Metroplex Capital after T Bank opens for business. However, at this time, we have entered into consulting agreements with Messrs. Adams and Newtown, providing for the payment of $90,000 and $102,000 annually, respectively, in connection with their activities in organizing First Metroplex Capital and T Bank. In addition, the consulting agreements provide for deferred compensation of $3,333 and $1,250 per month to be accrued for the benefit of Messrs. Adams and Newtown, respectively. In addition, Mr. Newtown will receive as deferred compensation an amount equal to 0.15% for each dollar of loans identified and approved by the organizers of T Bank prior to the commencement of banking operations and booked not later than 60 days following the date T Bank opens for business. However, in each case, the deferred compensation will be paid only in the event that T Bank opens for business by June 30, 2004, at which time the consulting agreements will terminate. Although we do not expect our officers to receive any direct remuneration for serving as officers of First Metroplex Capital after T Bank opens for business, certain of these persons will receive compensation for serving as officers of T Bank. We may compensate our officers in the future, but have no current plans to do so at this time.

        It is expected that prior to commencement of banking operations, T Bank will engage the services of three senior executive officers: a president/chief executive officer, a cashier and a chief credit officer. In addition, T Bank expects to engage the services of several additional lending officers. Mr. Adams will be President and Chief Executive Officer and has entered into an employment agreement with T Bank (described below) providing, among other things, for an initial annual salary of $130,000 and an annual bonus at the discretion of the board of directors of T Bank. T Bank expects that Sue Higgs will be appointed Cashier at a salary of approximately $82,000 and that J. Christopher Newtown will be appointed a lending officer at a salary of approximately $120,000. Although T Bank has not yet engaged a chief credit officer, it is expected that such person would also be paid a base salary of approximately $120,000.

        T Bank estimates that compensation payable to its executive officers and Mr. Newtown during its first 12 months of operations will total $452,000. T Bank does not currently intend to enter into employment agreements with any of its employees other than Patrick Adams, J. Christopher Newtown and the chief credit officer; all of T Bank's other employees will be employees-at-will serving at the pleasure of the board of directors.

  Employment agreements.

        Patrick Adams.    We have entered into an employment agreement with Patrick Adams regarding his employment as President and Chief Executive Officer of First Metroplex Capital and T Bank. The term of the agreement is for three years and will automatically renew for an additional three year term following the end of the prior three year term unless either party provides notice that it will not seek to renew the agreement.

        Under the terms of the agreement, Mr. Adams will receive a base salary of $130,000 per year. Following the first year of the agreement, the base salary will be reviewed by the board of directors of T Bank and may be increased as a result of that review and to provide reasonable costs of living adjustments. Mr. Adams will be eligible to participate in any executive incentive bonus plan and all other benefit programs adopted by T Bank. Mr. Adams will also receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile allowance.

        Mr. Adams' employment agreement also provides that First Metroplex Capital will grant him options to acquire 90,000 shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. It is expected that these options will be incentive stock options and would vest ratably over a period of five years beginning on the first anniversary of the date that T Bank opens for business.

        In the event of a "change in control," Mr. Adams may terminate the employment agreement. If he terminates the agreement, he will be entitled to receive a cash lump sum payment equal to 299% of his "base amount" as defined in section 280G of the Internal Revenue Code and, in general, means the executive's annualized compensation over the prior five year period. If Mr. Adams's employment is terminated prior to a change in control for any other reason other than "good cause," we will be obligated to pay as severance, the remainder of Mr. Adams' base salary over the remaining term of the agreement; however, in no event, will the severance payment be less than one year's base salary.

        The agreement also generally provides noncompetition and nonsolicitation provisions that would apply for a period of one year following the termination of Mr. Adams' employment. The non-competition provision would be limited in scope to thirty miles from any office of T Bank.

        J. Christopher Newtown.    We have also entered into an employment agreement with J. Christopher Newtown regarding his employment as a lending officer of T Bank. The term of the agreement is for three years and will automatically renew for an additional three year term following the end of the prior three year term unless either party provides notice that it will not seek to renew the agreement.

        Under the terms of the agreement, Mr. Newtown will receive a base salary of $120,000 per year. Following the first year of the agreement, the base salary will be reviewed by the board of directors of T Bank and may be increased as a result of that review and to provide reasonable costs of living adjustments. Mr. Newtown will be eligible to participate in any executive incentive bonus plan and all other benefit programs adopted by T Bank. Mr. Newtown will also receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile allowance.

        Mr. Newtown's employment agreement also provides that First Metroplex Capital will grant him options to acquire 25,000 shares of common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. It is expected that these options will be incentive stock options and would vest ratably over a period of five years beginning on the first anniversary of the date that T Bank opens for business.

        In the event of a "change in control," Mr. Newtown may terminate the employment agreement. If he terminates the agreement, he will be entitled to receive a cash lump sum payment equal to 199% of his "base amount" as defined in section 280G of the Internal Revenue Code and, in general, means the executive's annualized compensation over the prior five year period. If Mr. Newtown's employment is terminated prior to a change in control for any other reason other than "good cause," we will be obligated to pay as severance, the remainder of Mr. Newtown's base salary over the remaining term of the agreement; however, in no event, will the severance payment be less than one year's base salary.

        The agreement also generally provides noncompetition and nonsolicitation provisions that would apply for a period of one year following the termination of Mr. Newtown's employment. The non-competition provision would be limited in scope to thirty miles from any office of T Bank.

        Proposed Chief Credit Officer.    Before T Bank commences its banking operations, we intend to enter into an employment agreement with the proposed chief credit officer of T Bank. It is expected that the terms of the agreement would be substantially similar to Mr. Newtown's employment agreement, except that the chief credit officer's employment agreement would be expected to provide for an annual bonus of not less than $30,000.

Stock incentive plan

        General.    We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our executive officers and other individuals employed by

us. The purpose of the plan is to encourage employees and others providing services to First Metroplex Capital or any subsidiary, to increase their efforts to make it more successful, to provide an additional inducement for such individuals by providing the opportunity to acquire shares of common stock on favorable terms and to provide a means through which we may attract, encourage and maintain qualified employees.

        The plan will have a term of 10 years. The board of directors will reserve 260,000 shares for issuance under our stock incentive plan to our executive officers. It is intended that certain options granted under the plan will qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, and other options granted thereunder will be non-qualified stock options. Incentive stock options are eligible for favored tax treatment, while non-qualified stock options do not qualify for such favored tax treatment. In order for First Metroplex Capital to issue incentive stock options under the plan, the plan must be approved by our shareholders. We expect to ask our shareholders to consider the plan at the first annual shareholders' meeting.

        Mr. Adams, Mr. Newtown, Ms. Higgs and the chief credit officer will be issued stock options under the plan in connection with their respective employment agreements or arrangements. It is expected that these options will be incentive stock options. See "Management—Executive compensation—Employment agreements," above. The remainder of the options under the stock incentive plan would be available for issuance to current and prospective executive officers and employees of First Metroplex Capital or the Bank in the discretion of our board of directors.

        Administration.    The plan will be administered initially by the compensation and benefits committee. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan. The plan will permit the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee will determine, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. Each option will be subject to a separate stock option agreement which will reflect the terms of the option.

        Option terms.    The plan will provide for the issuance of incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. A holder of a stock option may not transfer the option during his or her lifetime.

        The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option.

        The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value will be determined based upon any reasonable measure of fair market value. The committee may permit the option holder to pay the exercise price in cash or, upon conditions established by the committee, by delivery of shares of our common stock that had been owned by the participant for at least six (6) months prior to the date of exercise.

        The term of an option will be specified in the applicable stock option agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of our outstanding common stock will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable stock option agreement, if a participant's employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be treated as non-qualified stock options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

        Termination of options.    The terms of a particular option agreement may provide that the options will terminate, among other reasons, upon the holder's termination of employment or other status with us, upon a specified date, upon the holder's death or disability or upon the occurrence of a change in control of T Bank or us. A stock option agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable stock option agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above. The stock incentive plan will provide that T Bank's primary federal regulator may require holders of stock options to exercise or forfeit such options if T Bank's capital falls below minimum requirements.

        Recapitalizations and reorganizations.    The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares and the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable stock option agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

        Amendment and termination of the plan.    The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities or other laws. The board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

        Federal income tax consequences.    The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

  •
  Incentive stock options. A participant will not be taxed upon the grant or exercise of all or any portion of an incentive stock option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and we will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and we will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

  •
  Non-qualified stock options. A participant will not be taxed upon the grant of a non-qualified stock option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified stock option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and we will then be entitled to a corresponding deduction. Depending upon the time period for which shares of common stock are held after exercise of a non-qualified stock option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified stock option was exercised.

RELATED PARTY TRANSACTIONS

        We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

  •
  In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to T Bank;

  •
  In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

  •
  In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

        In order to comply with the requirements of the Texas Securities Act and regulations promulgated under the Act relating to loans and other material affiliated transactions, we have and will maintain at least two independent directors on our board of directors.

DESCRIPTION OF CAPITAL STOCK

        The following discussion summarizes some of the important rights of our shareholders. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our common stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the Texas Business Corporation Act and our articles of incorporation and bylaws.

General

        Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of common stock, $.01 par value, of which at least 1,100,000 shares will be issued in this offering. A total of 260,000 shares will be reserved for issuance under our stock incentive plan. Similarly, a number of shares equal to the number of organizer and shareholder warrants will be reserved for issuance upon the exercise of warrants to be granted to our organizers and shareholders after T Bank opens for business. The total number of warrants allocated to our organizers will be equal to one warrant for every $20.00 of organizational and other pre-opening expenses advanced by the organizers. We will also issue to each initial shareholder warrants to purchase one share of common stock for every five shares that he or she purchases in the offering.

        All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any preemptive right to acquire any authorized but unissued shares of our capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

Authorized but unissued shares

        The authorized but unissued shares of our common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of our corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management and possibly deprive the shareholders of opportunities to sell their shares of common stock for prices higher than prevailing market prices.

Warrants

        Our organizers are advancing to First Metroplex Capital the funds necessary to cover the expenses incurred in connection with the organization of First Metroplex Capital and T Bank. These organizational and other pre-opening expenses are expected to total approximately $1.4 million and are described more fully in the section titled "Use of Proceeds—Organizational expenses," beginning on page 14. In the event that T Bank does not open, our organizers will bear the risk of loss with respect to those advances. In recognition of the financial risks undertaken by our organizers, after T Bank opens for business, each organizer will receive warrants to purchase shares of our common stock. The total number of warrants allocated to an organizer will be equal to one warrant for every $20.00 advanced by the organizer. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within 10 years of the date that T Bank opens for business.

In addition to the organizer warrants, each of our initial shareholders will receive warrants in recognition of the additional financial risk of investing in First Metroplex Capital from inception. Each initial shareholder will receive warrants to purchase one share of common stock for every five shares that he or she purchases in the offering. For example, if an investor purchases 6,000 shares of our common stock in this offering, he will receive warrants to purchase an additional 1,200 shares of our common stock. The initial shareholder warrants will vest on the date T Bank opens for business and will expire three years later. Initial shareholder warrants are exercisable at a price of $12.50 per share.

        Organizer and initial shareholder warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchase shares of our common stock at a price that is less than the then current market value. If T Bank's capital falls below the minimum level required by the Office of the Comptroller of the Currency, we may be directed to require the holders to exercise or forfeit their warrants.

Dividends

        Because, as a holding company, we will initially conduct no material activities other than holding the common stock of T Bank, our ability to pay dividends will depend on the receipt of dividends from T Bank. Initially, we expect that T Bank will retain all of its earnings to support its operations and to expand its business. Additionally, First Metroplex Capital and T Bank are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need to retain and build capital, neither First Metroplex Capital nor T Bank plans to pay dividends until we become profitable and recover any losses incurred during our initial operations. The payment of future dividends and the dividend policies of First Metroplex Capital and T Bank will depend on our earnings, capital requirements and financial condition, as well as other factors that our boards of directors considers relevant. See "Supervision and Regulation" beginning on page 37 for additional discussion of legal and regulatory restrictions on the payment of dividends.

Selected provisions of our articles of incorporation and bylaws

        Protective provisions.    Certain provisions of our articles of incorporation and bylaws highlighted below may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management. These provisions include:

  •
  the availability of authorized but unissued shares for issuance from time to time at the discretion of our board of directors;

  •
  bylaw provisions enabling our board of directors to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors present at the meeting; and

  •
  bylaw provisions establishing an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors.

        Although our bylaws do not give our board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

        Indemnification.    Our articles of incorporation provide generally that we shall indemnify and hold harmless each of our directors and executive offices and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. For example, we will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from

  •
  an administrative proceeding in which civil money penalties are imposed by an appropriate regulatory agency; or

  •
  other matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, to the extent that indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of First Metroplex Capital, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        Limitation of liability.    Our articles of incorporation limit the personal liability of our directors and officers in actions brought on our behalf or on behalf of our shareholders for monetary damages as a result of a director's or officer's acts or omissions while acting in a capacity as a director or officer, with certain exceptions. Consistent with the Texas Business Corporation Act, our articles of incorporation do not limit the personal liability of our directors and officers in connection with

  •
  a breach of a director's duty of loyalty to the corporation or its shareholders;

  •
  an act or omission not in good faith that constitutes a breach of the duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

  •
  a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

  •
  an act or omission for which the liability of a director is expressly provided for by statute.

        Our articles of incorporation also contain a provision that, in the event that Texas law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the corporation will be eliminated or limited to the fullest extent permitted by law. Our articles of incorporation do not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

Shareholder action upon written consent

        Our articles of incorporation provide that any action required or permitted by law to be taken at a meeting of our shareholders may be taken without a meeting, without prior notice, and without a vote, if a written consent setting forth the action taken is signed by the holders of shares representing not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

Shares eligible for future sale

        Upon completion of the offering, we will have between 1,100,000 and 1,400,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that "affiliates" of First Metroplex Capital must comply with the resale limitations of Rule 144 under the Securities Act. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with, First Metroplex Capital. Affiliates of a company generally include its directors, executive officers and principal shareholders.

        In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

  •
  1% of the outstanding shares of common stock; or

  •
  the average weekly trading volume during the four calendar weeks preceding his or her sale.

        Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about First Metroplex Capital. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning ninety days after their status as an affiliate ends.

        Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

SUPERVISION AND REGULATION

        Banking is a complex, highly regulated industry. Consequently, the growth and earnings performance of First Metroplex Capital and T Bank can be affected, not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Board of Governors of the Federal Reserve System, the FDIC, the Office of the Comptroller of the Currency, the Internal Revenue Service and state taxing authorities. The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.

        The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the banking industry. The system of supervision and regulation applicable to First Metroplex Capital and T Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, T Bank's depositors and the public, rather than the shareholders and creditors. The following is an attempt to summarize some of the relevant laws, rules and regulations governing banks and bank holding companies, but does not purport to be a complete summary of all applicable laws, rules and regulations governing banks and bank holding companies. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

First Metroplex Capital

        General.    Upon our acquisition of all of the capital stock of T Bank following receipt of Federal Reserve approval, we will be a bank holding company registered with, and subject to regulation by, the Federal Reserve under the "Bank Holding Company Act of 1956". The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

        In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to T Bank and commit resources to support T Bank. This support may be required under circumstances when we might not be inclined to do so absent this Federal Reserve policy. As discussed below, we could be required to guarantee the capital plan of T Bank if it becomes undercapitalized for purposes of banking regulations.

        Certain acquisitions.    The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before (i) acquiring more than five percent of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

        Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below. As a result of the Patriot Act, which is discussed below, the Federal Reserve is also required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.

        Under the Bank Holding Company Act, if adequately capitalized and adequately managed, any bank holding company located in Texas may purchase a bank located outside of Texas. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Texas may purchase a bank located inside Texas. In each case, however, restrictions currently exist on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.

        Change in bank control.    Subject to various exceptions, the Bank Holding Company Act and the "Change in Bank Control Act of 1978", together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. With respect to First Metroplex Capital, control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities.

        Permitted activities.    Generally, bank holding companies are prohibited under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

        Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

  •
  factoring accounts receivable;

  •
  making, acquiring, brokering or servicing loans and usual related activities;

  •
  leasing personal or real property;

  •
  operating a non-bank depository institution, such as a savings association;

  •
  trust company functions;

  •
  financial and investment advisory activities;

  •
  conducting discount securities brokerage activities;

  •
  underwriting and dealing in government obligations and money market instruments;

  •
  providing specified management consulting and counseling activities;

  •
  performing selected data processing services and support services;

  •
  acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

  •
  performing selected insurance underwriting activities.

        Despite prior approval, the Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

  •
  lending, exchanging, transferring, investing for others, or safeguarding money or securities;

  •
  insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

  •
  providing financial, investment or advisory services;

  •
  issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

  •
  underwriting, dealing in or making a market in securities;

  •
  other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

  •
  foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

  •
  merchant banking through securities or insurance affiliates; and

  •
  insurance company portfolio investments.

        To qualify to become a financial holding company, T Bank and any other depository institution subsidiary that we may own at the time must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, the Company would be required to file an election with the Federal Reserve to become a financial holding company and to provide the Federal Reserve with 30 days' written notice prior to engaging in a permitted financial activity. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. The Federal Reserve serves as the primary "umbrella" regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. We currently have no plans to make a financial holding company election.

        Sound banking practice.    Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve Board's Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank's soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.

        The "Financial Institutions Reform, Recovery and Enforcement Act of 1989" expanded the Federal Reserve's authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. The Financial Institutions Reform, Recovery and Enforcement Act increased the amount of civil money penalties which the Federal Reserve can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. The Financial Institutions Reform, Recovery and Enforcement Act also expanded the scope of individuals and entities against which such penalties may be assessed.

        Anti-tying restrictions.    Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

        Dividends.    Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of distributions to shareholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition. In addition, we are subject to certain restrictions on the making of distributions as a result of the requirement that T Bank maintain an adequate level of capital as described below. As a Texas corporation, we are restricted under the "Texas Business Corporation Act of 1957" from paying dividends under certain conditions. Please see the section titled "Description of Common Stock—Dividends" beginning on page 35, for further information regarding the laws and regulations affecting our ability to pay dividends.

T Bank

        On September 4, 2003, we filed an application with the Office of the Comptroller of the Currency to organize a new national bank in the Addison/North Dallas and Plano/Frisco areas and with the Federal Deposit Insurance Corporation (FDIC) for federal deposit insurance. Each of these applications is pending. While approval of our regulatory applications is not assured, we have no reason to believe that those approvals will not be forthcoming and anticipate that T Bank will receive preliminary approval as a bank in organization in the first quarter of 2004. Since filing the applications, the organizers have been actively involved in responding to questions posed, and requests made, by the regulatory agencies. In addition, the regulatory agencies have been performing background checks and interviewing the T Bank's proposed board of directors and executive management team. The portions of the regulatory applications filed with the Office of the Comptroller of the Currency and the FDIC, and the portions of correspondence between the regulatory agencies and organizers, that are not deemed confidential are available upon request to the Office of the Comptroller of the Currency or the FDIC.

        We expect that any preliminary regulatory approvals that we receive will be subject to certain conditions including, among others, that we raise at least $11,000,000 in capital within one year following preliminary approval and complete a satisfactory pre-opening examination. The preliminary regulatory approvals may also contain other conditions that must be satisfied prior to opening the bank. However, we would not expect to receive final approval of our regulatory applications until the offering is completed.

        Upon the approval of the Office of the Comptroller of the Currency and FDIC to organize as a national bank, T Bank will be subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the Office of the Comptroller of the Currency. The Office of the Comptroller of the Currency will regularly examine T Bank's operations and will have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The Office of the Comptroller of the Currency will also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. T Bank will also be subject to numerous state and federal statutes and regulations that affect its business, activities and operations. T Bank's deposits will be insured by the Federal Deposit Insurance Corporation to the maximum extent provided by law.

        To assist us in the preparation of our regulatory applications, we have engaged Steiner & Associates, a California-based consulting group. The firm has assisted us in the preparation of our regulatory applications, including preparing an economic assessment of the market area, working with our management team to develop a business plan and pro forma financial information for the applications, meeting with our organizers and proposed directors to discuss their respective roles and assisting them in completing their portions of the application, preparing materials for the pre-filing meetings with the regulatory agencies and preparing the complete Interagency Charter Application that was filed with the regulatory agencies. Following the filing of the applications, the firm has assisted us in providing responses to matters related to the applications raised by, and requests for additional information made by, the regulatory agencies. Under our agreement with Steiner & Associates, we have agreed to pay the firm a consulting fee of $85,000.

        Branching.    National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located. Under current Texas law, banks are permitted to establish branch offices throughout Texas with prior regulatory approval. In addition, with prior regulatory approval, banks are permitted to acquire branches of existing banks located in Texas. Finally, banks generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Texas law, with limited exceptions, currently permits branching across state lines through interstate mergers. Under the Federal Deposit Insurance Act, states may "opt-in" and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Texas law currently permits de novo branching into the state of Texas on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch in Texas only if its home state has also elected to permit de novo branching into that state.

        Prompt corrective action.    The "Federal Deposit Insurance Corporation Improvement Act of 1991" established a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories ("well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized"), and all institutions are assigned one such category. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is "critically undercapitalized." The federal banking agencies have specified by regulation the relevant capital level for each category. An institution that is categorized as "undercapitalized," "significantly undercapitalized," or "critically undercapitalized" is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company's obligation to fund a capital restoration plan is limited to the lesser of 5% of an "undercapitalized" subsidiary's assets at the time it became "undercapitalized" or the amount required to meet regulatory capital requirements. An "undercapitalized" institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

        Deposit insurance assessments.    Banks must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by the Federal Deposit Insurance Corporation Improvement Act. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a higher risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

        Expanded financial activities.    Similar to bank holding companies, the "Gramm-Leach-Bliley Financial Services Modernization Act of 1999" expanded the types of activities in which a bank may engage. Generally, a bank may engage in activities that are financial in nature through a "financial subsidiary" if the bank and each of its depository institution affiliates are "well capitalized," "well managed" and have at least a "satisfactory" rating under the Community Reinvestment Act. However, applicable law and regulation provide that the amount of investment in these activities generally are limited to 45% of the total assets of T Bank, and these investments are deducted when determining compliance with capital adequacy guidelines. Further, the transactions between T Bank and this type of subsidiary are subject to a number of limitations.

        Expanded financial activities of national banks generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. T Bank currently has no plans to conduct any activities through financial subsidiaries.

        Community Reinvestment Act.    The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on T Bank. Because our aggregate assets are currently less than $250 million, under the Gramm-Leach-Bliley Act, we are subject to a Community Reinvestment Act examination only once every 60 months if we receive an outstanding rating, once every 48 months if we receive a satisfactory rating and as needed if our rating is less than satisfactory. Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

        Other regulations.    Interest and other charges collected or contracted for by T Bank will be subject to state usury laws and federal laws concerning interest rates. T Bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

  •
  the federal "Truth-In-Lending Act", governing disclosures of credit terms to consumer borrowers;

  •
  the "Home Mortgage Disclosure Act of 1975", requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

  •
  the "Equal Credit Opportunity Act", prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

  •
  the "Fair Credit Reporting Act of 1978", governing the use and provision of information to credit reporting agencies;

  •
  the "Fair Debt Collection Act", governing the manner in which consumer debts may be collected by collection agencies; and

  •
  the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

        The deposit operations of T Bank will be subject to:

  •
  the "Right to Financial Privacy Act", which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

  •
  the "Electronic Funds Transfer Act" and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

        Dividends. T Bank is required by federal law to obtain prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by its board of directors in any year will exceed its net profits earned during the current year combined with its retained net profits of the immediately preceding two years, less any required transfers to surplus. In addition, T Bank will be unable to pay dividends unless and until it has positive retained earnings. As previously discussed, we expect to commence operations with an accumulated deficit of approximately $1.4 million. Accordingly, we will be unable to pay dividends until the accumulated deficit is eliminated.

        In addition, under the Federal Deposit Insurance Corporation Improvement Act, T Bank may not pay any dividend if the payment of the dividend would cause T Bank to become undercapitalized or in the event T Bank is "undercapitalized." The Office of the Comptroller of the Currency may further restrict the payment of dividends by requiring that a financial institution maintain a higher level of capital than would otherwise be required to be "adequately capitalized" for regulatory purposes. Moreover, if, in the opinion of the Office of the Comptroller of the Currency, T Bank is engaged in an unsound practice (which could include the payment of dividends), the Office of the Comptroller of the Currency may require, generally after notice and hearing, that T Bank cease such practice. The Office of the Comptroller of the Currency has indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe banking practice. Moreover, the Office of the Comptroller of the Currency has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.

        Capital adequacy.    The Federal Reserve monitors the capital adequacy of bank holding companies, such as First Metroplex Capital, and the Office of the Comptroller of the Currency monitors the capital adequacy of T Bank. The federal bank regulators use a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy and consider these capital levels when taking action on various types of applications and when conducting supervisory activities related to the safety and soundness of First Metroplex Capital and T Bank. The risk-based guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $150 million or more and, generally, on a bank-only basis for bank holding companies with less than $150 million in consolidated assets. Each insured depository subsidiary of a bank holding company with less than $150 million in consolidated assets is expected to be "well-capitalized."

        The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

        The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, preferred stock (other than that which is included in Tier 1 Capital), and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

        In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies with assets of $150 million or more. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve's risk-based capital measure for market risk. All other bank holding companies with assets of $150 million or more generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies of such size experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve and the Federal Deposit Insurance Corporation recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy.

        Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.

        Restrictions on transactions with affiliates and loans to insiders.    First Metroplex Capital and T Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

  •
  a bank's loans or extensions of credit to affiliates;

  •
  a bank's investment in affiliates;

  •
  assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

  •
  the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

  •
  a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

        The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. T Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

        First Metroplex Capital and T Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

        T Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

        Privacy.    Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

        Anti-terrorism legislation.    In the wake of the tragic events of September 11th, on October 26, 2001, the President signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. Also known as the "Patriot Act," the law enhances the powers of the federal government and law enforcement organizations to combat terrorism, organized crime and money laundering. The Patriot Act significantly amends and expands the application of T Bank Secrecy Act, including enhanced measures regarding customer identity, new suspicious activity reporting rules and enhanced anti-money laundering programs.

        Under the Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

  •
  to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

  •
  to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

  •
  to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

  •
  to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

        Under the Patriot Act, financial institutions must also establish anti-money laundering programs. The Act sets forth minimum standards for these programs, including: (i) the development of internal policies, procedures and controls; (ii) the designation of a compliance officer; (iii) an ongoing employee training program; and (iv) an independent audit function to test the programs.

        In addition, the Patriot Act requires the bank regulatory agencies to consider the record of a bank or bank holding company in combating money laundering activities in their evaluation of bank and bank holding company merger or acquisition transactions. Regulations proposed by the U.S. Department of the Treasury to effectuate certain provisions of the Patriot Act provide that all transaction or other correspondent accounts held by a U.S. financial institution on behalf of any foreign bank must be closed within 90 days after the final regulations are issued, unless the foreign bank has provided the U.S. financial institution with a means of verification that the institution is not a "shell bank." Proposed regulations interpreting other provisions of the Patriot Act are continuing to be issued.

        Under the authority of the Patriot Act, the Secretary of the Treasury adopted rules on September 26, 2002 increasing the cooperation and information sharing between financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under these rules, a financial institution is required to:

  •
  expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in a request submitted by the Financial Crimes Enforcement Network ("FinCEN");

  •
  notify FinCEN if an account or transaction is identified;

  •
  designate a contact person to receive information requests;

  •
  limit use of information provided by FinCEN to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction and (3) assisting the financial institution in complying with T Bank Secrecy Act; and

  •
  maintain adequate procedures to protect the security and confidentiality of FinCEN requests.

        Under the new rules, a financial institution may also share information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering. Such information-sharing is protected under a safe harbor if the financial institution: (i) notifies FinCEN of its intention to share information, even when sharing with an affiliated financial institution; (ii) takes reasonable steps to verify that, prior to sharing, the financial institution or association of financial institutions with which it intends to share information has submitted a notice to FinCEN; (iii) limits the use of shared information to identifying and reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting it in complying with T Bank Security Act; and (iv) maintains adequate procedures to protect the security and confidentiality of the information. Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

        The Secretary of the Treasury also adopted a rule on September 26, 2002 intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the rule, financial institutions: (i) are prohibited from providing correspondent accounts to foreign shell banks; (ii) are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account; (iii) must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the Unites States designated to accept services of legal process; (iv) must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

        Proposed legislation and regulatory action.    New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

        Effect of governmental monetary policies.    The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the Federal Reserve Board. Some of the instruments of fiscal and monetary policy available to the Federal Reserve include changes in the discount rate on member bank borrowings, the fluctuating availability of borrowings at the "discount window," open market operations, the imposition of and changes in reserve requirements against member banks' deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates that member banks may pay on time and savings deposits. Such policies influence to a significant extent the overall growth of bank loans, investments, and deposits and the interest rates charged on loans or paid on time and savings deposits. We cannot predict the nature of future fiscal and monetary policies and the effect of such policies on the future business and our earnings.

        All of the above laws and regulations add significantly to the cost of operating T Bank and thus have a negative impact on our profitability. It should also be noted that there has been a tremendous expansion experienced in recent years by certain financial service providers that are not subject to the same rules and regulations as First Metroplex Capital or T Bank. These institutions, because they are not so highly regulated, have a competitive advantage over us and may continue to draw large amounts of funds away from traditional banking institutions, with a continuing adverse effect on the banking industry in general.

LEGAL MATTERS

        Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas, will pass upon the validity of the shares of common stock offered by this prospectus and the organizer and shareholder warrants to be issued by First Metroplex Capital after T Bank opens for business.

EXPERTS

        Our audited financial statements as of December 31, 2003, and for the period from February 20, 2003 (inception) to December 31, 2003, included in this prospectus have been included in reliance on the report of McGladrey &Pullen, L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

LEGAL PROCEEDINGS

        There are no material legal proceedings pending or, to our knowledge, pending against First Metroplex Capital or T Bank.

REPORTS TO SHAREHOLDERS

        Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, while include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will continue through at least December 31, 2004 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if at the beginning of the year our common stock is held by fewer than 300 persons.

ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information contained in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

        We have filed or will file various regulatory applications with the FDIC, the Office of the Comptroller of the Currency, and the Federal Reserve Bank of Dallas. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the Office of the Comptroller of the Currency, and the Federal Reserve Bank of Dallas, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

First Metroplex Capital, Inc.

Consolidated Financial Report
December 31, 2003

McGladrey & Pullen
Certified Public Accountants

Independent Auditor's Report

Board of Directors
First Metroplex Capital, Inc.
Dallas, Texas

        We have audited the accompanying consolidated balance sheet of First Metroplex Capital, Inc. and Subsidiary (In Organization), a development stage enterprise, as of December 31, 2003 and the related consolidated statements of operations and cash flows for the period from February 20, 2003 (inception) to December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Metroplex Capital, Inc. and Subsidiary (In Organization) as of December 31, 2003 and the results of their operations and cash flows for the period from February 20, 2003 (inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in the notes to the consolidated financial statements, the Company has not commenced any operations other than matters incidental to the organization of its subsidiary and sale of its common stock and will not commence intended operations until the sale of its common stock has occurred and regulatory approvals have been obtained.

                      McGladrey & Pullen, LLP

Dallas, Texas
March 5, 2004

McGladrey & Pullen, LLP is an independent member firm of
RSM International, an affiliation of independent accounting
and consulting firms.

First Metroplex Capital, Inc. and Subsidiary (In Organization)
(A Development Stage Enterprise)

Consolidated Balance Sheet

December 31, 2003

ASSETS
Cash and cash equivalents	$342,711
Prepaid expenses	60,430
Other assets	24,717
Premises and equipment (Note 6)	28,521

Total assets	$456,379

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accrued expenses	$14,445
Advances from organizers (Note 5)	1,062,500

1,076,945
Commitments (Note 9)	—
Stockholders' deficit:
Common stock, par value $.01; 10,000,000 shares authorized; none issued and outstanding	—
Deficit accumulated during the development stage	(620,566)

Total stockholders' deficit	(620,566)

Total liabilities and stockholders' deficit	$456,379

See Notes to Consolidated Financial Statements.

First Metroplex Capital, Inc. and Subsidiary (In Organization)
(A Development Stage Enterprise)

Consolidated Statement of Operations

Period from February 20, 2003 (Inception) to December 31, 2003

Expenses:
Professional fees	$91,339
Consulting fees	284,066
Regulatory application and filing fees	45,037
Management fees—related party (see Note 7)	85,000
Payroll expense	86,463
Depreciation	890
Miscellaneous	27,771

Net loss and deficit accumulated during the development stage	$(620,566)

See Notes to Consolidated Financial Statements.

First Metroplex Capital, Inc. and Subsidiary (In Organization)
(A Development Stage Enterprise)

Consolidated Statement of Cash Flows

Period from February 20, 2003 (Inception) to September 30, 2003

Cash flows from operating activities:
Net loss	$(620,566)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	890
Changes in operating assets and liabilities:
Prepaid expenses	(60,430)
Other assets	(24,717)
Accrued expenses	14,445

Net cash used in operating activities	(690,378)
Cash flows from investing activities:
Purchases of premises and equipments	(29,411)
Cash flows from financing activities:
Advances from organizers	1,062,500

Net increase in cash and cash equivalents	$342,711

See Notes to Consolidated Financial Statements.

First Metroplex Capital, Inc. and Subsidiary (In Organization)
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

Note 1. Organization and Nature of Operations

        First Metroplex Capital, Inc. ("the Company") is a proposed bank holding company incorporated on December 23, 2002 for the purpose of holding the common stock of T Bank, N.A. (In Organization) ("the Bank"). The Company and the Bank have not conducted any banking business and development stage activities of the Company and the Bank did not commence until February 20, 2003. The Company's development stage activities have consisted primarily of preparing and filing applications with various bank regulatory authorities for permission to organize a national bank and a bank holding company, and taking all other actions necessary to organize and charter the Bank, including the sale of the Company's common stock. On September 4, 2003, the Company filed an application with the Office of the Comptroller of the Currency to organize the Bank and with the Federal Deposit Insurance Corporation for federal deposit insurance. As of March 5, 2004 these applications were still pending.

        The Company intends to offer for sale a minimum of 1,100,000 shares and a maximum of 1,400,000 shares of its common stock at $10.00 per share. (See Note 3). The proceeds of the offering will be utilized primarily to capitalize the Bank and reimburse the organizers for certain organizational expenses.

        Upon commencement of operations, the Bank intends to be a full service commercial bank initially serving customers in North Dallas, Addison, Plano, Frisco and the neighboring communities in North Texas.

        The Bank's ability to commence operations is dependent upon, among other matters, the receipt of various regulatory approvals, equity capital of at least $11 million raised through the sale of the Company's common stock and receipt of deposit insurance from the Federal Deposit Insurance Corporation.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand and held in banks, money-market funds and other investments with maturities of three months or less, when purchased.

Income Taxes

        The Company utilizes the liability method of accounting for deferred income taxes. Under the liability method, deferred income tax assets and liabilities are calculated based on the difference between the financial statements and tax basis of assets and liabilities as measured by the currently enacted tax rates in effect for the years in which these differences are expected to reverse. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. An allowance against deferred tax assets is recorded in whole or in part when it is more likely than not that such tax benefits will not be realized.

Premises and Equipment

        Premises and equipment are carried at cost, less accumulated depreciation which is computed on the straight-line method over the useful lives ranging from three to seven years.

Stock-Based Compensation

        The Company accounts for stock-based compensation to employees using the intrinsic value method. Accordingly, compensation costs for employee stock options is measured as the excess, if any, of the fair value of the Company's common stock at date of grant over the exercise price.

        The Company accounts for stock-based compensation to non-employees at fair value.

Use of Estimates

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3. Common Stock Offering

        The Company intends to offer for sale a minimum of 1,100,000 shares and a maximum of 1,400,000 shares of its common stock at an offering price of $10.00 per share. In addition, the Company will issue one stock purchase warrant for every five shares of common stock purchased, up to a maximum of 280,000 warrants. The warrant will entitle the holder to purchase one share of the Company's common stock for $12.50 at any time within three years of the date the Bank opens for business.

Note 4. Preoperating Costs

        Certain preoperating costs, including costs incurred in connection with the organization of the Company and the Bank have been incurred. These costs amounted to $620,566 for the period from February 20, 2003 to December 31, 2003 and have been charged to expense as incurred.

Note 5. Advances from Organizers

        The Company's organizers have advanced funds for organizational and other preoperating expenses. These advances are non interest-bearing and have no stated maturity. The Company intends to repay these advances with proceeds from its offering of common stock.

        Additionally, as consideration for the advances, the Company intends to issue its organizers one stock purchase warrant for every $20 advanced, up to a maximum of 100,000 warrants. Each warrant will entitle its holder to purchase one share of the Company's common stock for $10.00 at any time within ten years of the date that the Bank opens for business.

Note 6. Premises and Equipment

        Premises and equipment consist of the following at December 31, 2003:

Office equipment	$28,211
Other	1,200

29,411
Less accumulated depreciation	890

$28,521

Note 7. Income Taxes

        The net operating loss of $620,566 at December 31, 2003 will be available to reduce future taxable income, if any. Due to the uncertainty regarding the Company's ability to generate future taxable income, the deferred tax asset has been fully reserved.

Note 8. Related Party Transactions

        The Company receives certain management services from an individual who is also an officer, director and organizer of the Company. During the period from February 20, 2003 to December 31, 2003 this management fee amounted to $85,000.

        The Company receives certain accounting services from a firm in which one of its partners is also a director and organizer of the Company. During the period from February 20, 2003 to December 31, 2003, these accounting fees amounted to $4,700.

Note 9. Commitments

Operating Leases

        Future minimum lease payments for all noncancelable operating leases at December 31, 2003 are as follows:

Twelve months ending September 30,
2004	$64,168
2005	117,250
2006	117,250
2007	117,250
2008	117,250
Thereafter	683,082

$1,216,250

Employment Agreements

        The Company and the Bank have entered into employment agreements with the President and Chief Executive Officer of the Company and the Bank, and a Senior Credit Officer of the Bank. The agreements are for an initial three-year term and are automatically renewable for an additional three years unless either party elects not to renew.

        The agreements provide for compensation and benefits including the issuance of options to acquire up to 115,000 shares of the Company's common stock at $10 per share, exercisable within ten years from the date of grant. At December 31, 2003, these options had not been issued.

        In the event of a change in control, the President and Chief Executive Officer of the Company and Bank, and the Senior Credit Officer of the Bank may terminate the agreements and receive 299% and 199%, respectively, of their base salary as compensation. In the event of termination for any other reason than good cause, the employees will receive severance equal to the greater of their base salary over the remaining term of the agreements, or one year's base salary.

Consulting Agreement

        In connection with its capital raising activities, the Company receives certain consulting services from an unrelated party. During the period from February 20, 2003 (inception) to December 31, 2003, the Company expensed $94,000 for these services. The future remaining payments under this agreement are approximately $160,000 and are due during the year ended December 31, 2004.

APPENDIX A

SUBSCRIPTION AGREEMENT

Patrick G. Adams
First Metroplex Capital, Inc.
15950 Dallas Parkway, Suite 525
Dallas, Texas 75248

Ladies and Gentlemen:

        I hereby subscribe to purchase the number of shares of common stock (the "Shares") of First Metroplex Capital, Inc. (the "Company") indicated below. I have received a copy of the Company's prospectus, dated March 24, 2004. In connection with my purchase of the Shares, I understand and agree as follows:

  1.
  My purchase of the Company's common stock involves significant risks, as described under "Risk Factors" in the prospectus.

  2.
  No federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

  3.
  THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

        I am enclosing a check in the amount of $10.00 multiplied by the number of shares I wish to buy. My check is made payable to "TIB The Independent BankersBank—Escrow Account for First Metroplex Capital, Inc."

        THIS SUBSCRIPTION AGREEMENT IS FINAL, BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 1,100,000 shares of common stock or fail to receive all required regulatory approvals to open the Company's proposed banking subsidiary, the escrow agent will promptly return all subscription proceeds to me, without any interest earned.

NUMBER OF SHARES (MINIMUM 250 SHARES):
TOTAL SUBSCRIPTION PRICE (AT $10.00 PER SHARE):

(Please print or type exact name(s) in which the shares are to be registered)

        Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date
Signature(s)*
*
When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

PRINT ADDRESS:

Area code and telephone no.
Please indicate form of ownership for the shares
Social security or Federal tax identification number	☐ individual ☐ joint tenants with right of survivorship ☐ tenants in common ☐ trust ☐ corporation ☐ partnership ☐ custodian ☐ other _______________
TO BE COMPLETED BY THE COMPANY
Accepted as of , 2004, as to shares.
FIRST METROPLEX CAPITAL, INC.
By:
Patrick Adams, President

•
You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with inconsistent or different information, you should not rely on it.

•
We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

•
You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

•
This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

Up to 14,000,000 Shares

FIRST METROPLEX
CAPITAL, INC.

Common Stock

Prospectus
March 24, 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Consistent with the applicable provisions of the laws of Texas, the registrant's articles of incorporation provide generally that the registrant shall indemnify and hold harmless each of its directors and executive officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. However, the registrant will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from an administrative proceeding in which civil money penalties are imposed by an appropriate regulatory agency or other matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

        In addition, the registrant's articles of incorporation, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the registrant and to the shareholders of the registrant for breach of a duty as a director. There is no release of liability for (1) a breach of a director's duty of loyalty to the registrant or its shareholders, (2) an act or omission not in good faith that constitutes a breach of the duty of the director to the registrant or an act or omission that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (4) an act or omission for which the liability of a director is expressly provided for by statute. The articles of incorporation also contain a provision that, in the event that Texas law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the registrant will be eliminated or limited to the fullest extent permitted by law. The articles of incorporation do not eliminate or limit the right of the registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Estimated expenses, other than underwriting discounts and commissions, of the sale of the registrant's common stock, $0.01 par value, are as follows:

Securities and Exchange Commission registration fee	1,500
Blue sky fees and expense	$15,000
Other offering expenses	$285,500

Total	$303,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

        None.

ITEM 27. EXHIBITS

NUMBER	DESCRIPTION
3.1	Articles of incorporation*
3.2	Bylaws*
4.1	Specimen common stock certificate*
4.2	See Exhibits 3.1 and 3.2 for provisions of the articles of incorporation and bylaws defining rights of holders of the common stock
5.1	Legal opinion of Jenkens & Gilchrist, P.C. dated December 10, 2003*
10.1	Form of engagement letter for consulting services by and between Bankmark & Financial Marketing Services and First Metroplex Capital, Inc.**
10.2	Form of engagement letter for consulting services by and between Steiner & Associates and Patrick Adams*

10.3	Form of escrow agreement by and between First Metroplex Capital, Inc. and TIB The Independent BankersBank*
10.4	Form of First Metroplex Capital, Inc. Organizers' Warrant Agreement*
10.5	Form of First Metroplex Capital, Inc. Shareholders' Warrant Agreement*
10.6	First Metroplex Capital, Inc. 2003 Stock Incentive Plan+
10.7	Form of Employment Agreement by and between First Metroplex Capital, Inc. and Patrick Adams+
10.8	Form of Employment Agreement by and between First Metroplex Capital, Inc. and J. Christopher Newtown+
10.9	Consulting Agreement by and between First Metroplex Capital, Inc. and Patrick Adams+
10.10	Consulting Agreement by and between First Metroplex Capital, Inc. and J. Christopher Newtown+
23.1	Consent of McGladrey & Pullen, LLP, dated March 19, 2004
23.2	Consent of Jenkens & Gilchrist, P.C. (contained in Exhibit 5.1)
24.1	Power of attorney (appears on the signature pages to the Registration Statement on Form SB-2)*
99.1	Subscription Agreement (see Appendix A of the prospectus)
*
Previously filed as an exhibit to the registration statement filed December 12, 2003.

**
Previously filed as an exhibit to Amendment No. 1 to the registration statement filed February 13, 2004.

+
Indicates a compensatory plan or contract.

ITEM 28. UNDERTAKINGS.

        The undersigned registrant hereby undertakes as follows:

        (a)   (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i)    Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii)  Include any additional or changed material information on the plan of distribution.

          (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

          (3)   File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Addison, State of Texas, on March 24, 2004.

FIRST METROPLEX CAPITAL, INC.
By:	/s/ Patrick G. Adams Patrick G. Adams President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints Patrick G. Adams his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE
/s/ Patrick G. Adams Patrick G. Adams (1)	Director	March 24, 2004
/s/ Stanley E. Allred* Stanley E. Allred	Director	March 24, 2004
/s/ Dan Basso* Dan Basso	Director	March 24, 2004
/s/ Frankie Basso* Frankie Basso	Director	March 24, 2004
/s/ Darrell Cain* Darrell Cain	Director	March 24, 2004

/s/ David Carstens* David Carstens	Director	March 24, 2004
/s/ Ron Denheyer* Ron Denheyer	Director	March 24, 2004
/s/ Mark Foglietta* Mark Foglietta	Director	March 24, 2004
/s/ Hunter Hunt* Hunter Hunt	Director	March 24, 2004
/s/ Eric Langford* Eric Langford	Director	March 24, 2004
/s/ Steven M. Lugar* Steven M. Lugar, CFP	Director	March 24, 2004
/s/ Charles M. Mapes, III* Charles M. Mapes, III	Director	March 24, 2004
/s/ Thomas McDougal* Thomas McDougal, DDS	Director	March 24, 2004
/s/ Daniel Meyer* Daniel Meyer	Director	March 24, 2004
/s/ Anthony Pusateri* Anthony Pusateri	Director	March 24, 2004
/s/ Gordon R. Youngblood* Gordon R. Youngblood	Director	March 24, 2004

/s/ Sue Higgs* Sue Higgs (2)	Principal Financial Officer	March 24, 2004
/s/ Frank Hundley* Frank Hundley	Director	March 24, 2004
/s/ James Rose* James Rose	Director	March 24, 2004
* /s/ Patrick G. Adams Patrick G. Adams Attorney In Fact

(1)
Principal executive officer
(2)
Principal financial and accounting officer

QuickLinks

HOW TO SUBSCRIBE
SUMMARY
RISK FACTORS
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
THE OFFERING
DETERMINATION OF OFFERING PRICE
USE OF PROCEEDS
CAPITALIZATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS
PROPOSED BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SUPERVISION AND REGULATION
LEGAL MATTERS
EXPERTS
LEGAL PROCEEDINGS
REPORTS TO SHAREHOLDERS
ADDITIONAL INFORMATION
FINANCIAL STATEMENTS
APPENDIX A SUBSCRIPTION AGREEMENT
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 27. EXHIBITS
  ITEM 28. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY